Exhibit 10.1
Portions of this exhibit marked [*]
are requested to be treated confidentially.

Execution Copy 3 of 3

EXCLUSIVE LICENSE AGREEMENT

between

S.L.A. Pharma AG,
Rebgasse 2, Postfach, CH-4410 Liestal, Switzerland

hereinafter "the Licensor"

and

Paramount BioSciences, L.L.C.,
787 Seventh Avenue, 48th Floor, New York, NY 10019, United States of America

hereinafter "the Licensee"

relating to

Anoheal and Incostop

TABLE OF CONTENTS

1.	Preamble	3
2.	Definitions	3
3.	License Grant	9
4.	Sublicensing	10
5.	Transfer of Know-How, Materials, and Contracts	10
6.	Best Efforts	12
7.	Royalties	12
8.	Milestone Payments and Other Payments	16
9.	Payment and Taxes	21
10.	Records and Reports	22
11.	Licensee Equity Interest	24
12.	Further Development	25
13.	Marketing	30
14.	Costs, Validity, and Prosecution of Patents	32
15.	Trademarks and Improvements	34
16.	Infringement, Validity Challenges and Litigation	34
17.	Third Party Rights	38
18.	Representations and Warranties	39
19.	Limitation of Liability	45
20.	Indemnification	46
21.	Product Liability	47
22.	Force Majeure	48
23.	Termination	48
24.	Confidentiality	51
25.	Paramount Guarantee	53
26.	Miscellaneous	54
27.	Governing Law and Dispute Resolution	56

List of Exhibits:

Exhibit 1	Licensee Clinical Development Plan
Exhibit 2	Patents
Exhibit 3	Material
Exhibit 4	Trademarks
Exhibit 5	Licensor IND(s)
Exhibit 6	Disclosed Agreements and Opposition
Termination Agreement between SLA Pharma AG and Solvay
Pharmaceuticals, Inc.
Assignment Agreement between Dr. M A Kamm Mr. R S Phillips and Slaco Pharma AG
Exhibit 7	Form of Stock Purchase Agreement
Exhibit 8	Material Agreements
Exhibit 9	Withholding Tax - Exemption Certificate

1.           Preamble
The Licensor owns certain intellectual property rights, including but not limited to, patent rights, patent applications, trademarks, know-how and regulatory filings relating to Anoheal and Incostop. The Licensor is in search of a partner for the manufacture, development and distribution of Anoheal and Incostop in North America.

The Licensee has evaluated Anoheal and Incostop under the term sheet between the parties dated December 8, 2006, and as a result the Licensee would like to manufacture, develop and exclusively distribute the Licensed Products as defined hereafter in North America.

Therefore, both-parties are willing to enter into a license agreement with the following terms and conditions:

2.           Definitions
2.1.
"Affiliate" shall mean with respect to either party (i) an entity which owns or controls, directly or indirectly, a controlling interest in such party, by stock ownership or otherwise; or (ii) an entity which is wholly-owned by such party, either directly or indirectly, by stock ownership or otherwise.

2.2.	"Anoheal" means a topical formulation of diltiazem or any analogs, prodrugs, metabolites, salt forms, stereoisomers, racemates and/or derivatives thereof.

2.3.	"Anoheal API" means diltiazem or any analogs, prodrugs, metabolites, salt forms, sterioisomers, racemates and/or derivatives thereof.

2.4.	"Anoheal Net Sales" shall mean Net Sales of Licensed Products incorporating Anoheal API as an API.

2.5.	"API" means active pharmaceutical ingredient.

2.6.	"Effective Date" shall mean the date both Licensee and Licensor have signed this Agreement.

2.7.	"FDA" shall mean the U.S. Federal Food and Drug Administration and any successor agency thereof.

2.8.	"Incostop" means a topical formulation of phenylephrine or any analogs, prodrugs, metabolites, salt forms, stereoisomers, racemates and/or derivatives thereof.

2.9.	"Incostop API" means phenylephrine or any analogs, prodrugs, metabolites, salt forms, stereoisomers, racemates and/or derivatives thereof.

2.10.	"Incostop Net Sales" shall mean Net Sales of Licensed Products Incorporating Incostop API as an API.

2.11.	"IND" shall mean Investigational New Drug Application to the FDA.

2.12.
"Confidential Information" shall mean any and all information, data or know-how, whether technical or non-technical, oral or written, related to the Licensed Products, the Technology or research and development or business of a party that is disclosed by one party or its Affiliates ("Disclosing Party") to the other party or its Affiliates ("Receiving Party"), and which is designated confidential or would otherwise reasonably be considered as confidential or proprietary to the Disclosing Party, consistent with industry practices and standards.

2.13.	"Licensee" shall mean Paramount BioSciences, LLC.

2.14.	"Licensee Clinical Development Plan" means the plan for the conduct of clinical development of Licensed Products by or on behalf of Licensee as defined in Exhibit 1.

2.15.	"Licensor" shall mean S.L.A. Pharma AG.

2.16.
"Licensor Clinical Development Plan" means the plan for the conduct of clinical studies of Licensed Products by or on behalf of Licensor for purposes of seeking Marketing Authorization in the European Community, as amended from time to time.

2.17.	"NDA" shall have the meaning described in Clause 8.1.1.(c).

2.18.
"Patents" shall (1) mean the patents and patent applications listed in Exhibit 2 (2) any United States, foreign or international patents and/or patent applications owned, licensed, or otherwise controlled by Licensor, prior to or during the term of this Agreement, with respect to the Territory that claim (i) Anoheal or Incostop (ii) the manufacture or use of either of any of the foregoing, or (iii) any Improvements (provided such improvements are used solely in the development and/or commercialization of Anoheal, Incostop, or other Licensed Products), (3) all continuations, continuations in part, divisionals, provisionals, continued prosecution applications, renewals, request for continued examinations, reissues, reexaminations, extensions, supplementary protection certificates, registrations, confirmations, and improvements of any of the foregoing with respect to the Territory, (4) any United States, foreign, or international patents issuing from any of the foregoing in the Territory, and (5) any foreign counterpart of any of the foregoing in the Territory.

2.19.
"Know-How" shall mean all Material and all other technical and medical information and data, inventions, discoveries and other technology, whether or not patentable, made or developed by or on behalf of the Licensor, or owned, controlled, or licensed by Licensor, which relate to Licensed Products, Technology, Improvements, or the development, manufacture, use, or sale of any of the same in or for the Territory, and including, but not limited to, all data, information, and results of (i) Licensor's research and development (including but not limited to clinical studies) of Licensed Products prior to and following the Effective Date and (ii) Licensor's performance of the work described in the Licensor Clinical Development Plan.

2.20.	"Material" shall mean the documents and data listed in Exhibit 3.

2.21.
"Licensed Products" shall mean any product containing Anoheal or Incostop, the manufacture, use or sale of which is covered by a Valid Claim of the Patents or which is manufactured, used or sold by applying the Know How or the Technology or any Mexican Product.

2.22.
"Mexican Product" shall mean any product sold by Licensee or its Affiliates, or by their sublicensees pursuant to a license granted by Licensee or an Affiliate thereof, in Mexico that would, if such product had been sold in the United States on the date of such product's sale in Mexico, be a Licensed Product.

2.23.	"Registration Authority" shall mean the FDA and any equivalent competent regulatory authority in the other countries of the Territory competent to grant Marketing Authorization.

2.24.
"Marketing Authorization" shall mean such governmental approval (including pricing approval, where required) for the marketing of a Licensed Product in a country for human therapeutic, prophylactic, or diagnostic use as is necessary to enable Licensee, directly or through its respective Affiliates, sub-licensees or marketing partners to commercially sell and distribute the Licensed Product in such country for human therapeutic, prophylactic, or diagnostic use, including but not limited to, in the United States, final FDA approval of an NDA.

2.25.	"Net Sales" shall have them meaning described in Clause 7.2.

2.26.	"Trademarks" shall mean the Trademarks listed in Exhibit 4.

2.27.
"Technology" shall mean all proprietary information, procedures, methods, prototypes, designs and technical data owned, controlled, or licensed by Licensor, other than Know-How, that are necessary or useful in the development or for obtaining the Marketing Authorization of Licensed Products, or which relate to the Licensed Products in the Territory.

2.28.	"Territory" shall mean the United States of America, Canada and Mexico, including their territories and protectorates.

2.29.	"Third Party" shall mean an entity other than a party to this Agreement and its respective Affiliates.

2.30.
"Valid Claim" shall mean a claim of an issued and unexpired patent or pending patent application which has not been withdrawn, abandoned, revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.31.
"Phase III Study" means a pivotal human clinical trial of a Licensed Product, which trial is designed to: (a) establish that a Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) support Marketing Authorization of such Licensed Product; and (d) be generally consistent with the criteria of 21 CFR § 312.21(c) or its foreign equivalent.

2.32.
"Improvement" means any modification, enhancement, or improvement of a Licensed Product, or any inventions, discoveries, improvements (whether patentable or not), information, and data, owned or controlled by Licensor any time during the term of this Agreement, which would be useful or necessary in the manufacture, use, or sale of any Licensed Product in or for the Territory, or the practice of which would infringe an issued or pending claim within the Patents.

2.33	"Field" means the treatment, prevention, or diagnosis of any disease or condition.

2.34
"Alternative Formulation" means any pharmaceutical formulation of Incostop other than the pharmaceutical formulation of Incostop derived by or on behalf of SLA as of the Effective Date. The Alternative Formulation shall include the pharmaceutical formulation of Incostop derived by or on behalf of Solvay Pharmaceuticals as of the Effective Date.

2.35.
"Orphan Indication" means an indication which, for a particular Licensed Product, would qualify such Licensed Product for designation by FDA as an orphan drug (i.e. drug for the treatment of a rare disease or condition) in accordance with the provisions of 21 C.F.R. § 316.20.

2.36.
"Licensee Improvement" means any modification, enhancement, or improvement of a Licensed Product, or any inventions, discoveries, improvements (whether patentable or not), information, and data, owned or controlled by Licensee any time during the term of this Agreement, which would be useful or necessary in the manufacture, use, or sale of any Licensed Product, or the practice of which would, if practiced in the Territory, infringe an issued or pending claim within the Patents.

2.37.
"Royalty Term" means, on a country-by-country and Licensed Product-byLicensed Product basis, the period commencing on the Effective Date and ending on the date of the last to expire Valid Claim contained in the Patent covering a Licensed Product in such country.

3.           License Grant

3.1.
Subject to the terms of this Agreement, Licensor hereby grants to Licensee an exclusive, royalty bearing license, under the Patents, Know-How, Technology, and Trademarks, in the Field to sell, have sold, develop, make, have made, use, have used, import, and have imported Licensed Products in the Territory, and which license shall include but not be limited to a right of reference to all filings with and submissions to regulatory or governmental authorities (including Market Authorizations and INDs) and all data and information contained therein, without limitation, made by or on behalf of Licensor, or which is under Licensor's ownership or control. Additionally, Licensor hereby grants to Licensee a non-exclusive, royalty bearing license, under the Patents, Know-How, Technology, and Trademarks, in the Field to develop, make, have made, use, have used, import, and have imported (but not sell or have sold) Licensed Products outside of the Territory.

3.2.
Notwithstanding the foregoing, Licensee hereby agrees that Licensor shall have the transferable right to develop, make, have made, use, have used, and import (but not sell or have sold) Licensed Products in the Field in the Territory solely for the purpose of developing and commercializing Anoheal or Incostop outside of the Territory, with the right to sublicense.

3.3.	The Licensor undertakes not to give any other license for the Licensed Products, Know-How, Trademarks, and the Technology to a Third Party in the Territory during the term of this Agreement.

3.4.	Licensee undertakes not to sell Licensed Products in the Field outside the Territory.

3.5.
Licensee hereby grants Licensor a license under and right of reference to all data, information, and results of Licensee's development of Licensed Products, and all regulatory submissions and or filings made by Licensee with respect to Licensed Products in the Territory (including INDs and Market Authorizations), for the sole purpose of seeking and obtaining Marketing Authorization for Licensed Products outside the Territory.

4.           Sublicensing

Licensee shall have the right to grant non-exclusive and exclusive sublicenses hereunder, provided that:

4.1.	Licensee shall furnish within thirty (30) days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto;

4.2.	Licensee shall pay royalties on Net Sales made by sublicensees pursuant to Section 7; and

4.3.	Each sublicense granted by Licensee shall include provisions which are in all material respects similar of those of Clauses: 4.1, 4.2, 4.3, 6.1, 10, 13.3, 13.4, 13.6, 15.2, 16.1.1, 17.1, 21.2 and 24.

5.           Transfer of Know-How, Materials, and Contracts

5.1.
The Material and all other Know-How and Technology have been transmitted to the Licensee before execution of this Agreement for Licensee's use pursuant to the terms of this Agreement. Licensee acknowledges that it has checked the Material and has determined that the documents contained therein include information which the Licensee believes will be useful for the development and commercialization of the Licensed Products.

5.2.
Upon execution of this Agreement and continuing thereafter, Licensor shall provide at no additional cost, the right to reference (for the purpose of completing regulatory filings) and a copy of the Materials and of any and all pre-clinical data, human safety or efficacy data, INDs, if any, (which shall include, but not be limited to the INDs, whether now existing or previously submitted, described in Exhibit 5, and of any filings, updates, material correspondence, or material communications to or from any applicable Registration Authority with respect thereto, including but not limited to any IND(s) (collectively, the "Licensor IND(s)"), drug master files, and other regulatory data, submissions, filings, and correspondence that is in its possession or that shall otherwise be generated and/or come into its possession following the execution of this Agreement related to the development, manufacture, use or sale of any Licensed Products in the Territory. Licensor shall, at Licensor's cost, take any and all actions requested by the Licensee to effect the purposes of the foregoing as promptly as practicable following the execution of this Agreement, which shall include but not be limited to (i) preparing and filing whatever filings, requests or applications are required or deemed advisable to be filed with any Registration Authority, if any, in connection with the assignment of the Licensor IND(s) and other materials, information, and data and (ii) taking all reasonable actions necessary to enable the Licensee to undertake the manufacture, development and commercialization of Licensed Products under this Agreement. It is however understood that it is Licensee's responsibility to file for the Marketing Authorization in the Territory.

5.3.
During the time that Licensor is the holder of any Licensor IND(s) or other materials, data, and/or information referred to above, Licensor shall (i) promptly provide Licensee an advance draft of any proposed responses to such written notices or inspections and the resolution of any issue raised by such Registration Authority and (ii) make such reasonable changes to such proposed response as may be recommended by Licensee, and the Licensee shall be entitled to attend any and all meetings and participate in telephone calls with the Registration Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

5.4.	Licensor is not a party to any material agreements relating to Licensed Products, Know-how or the Technology in the Territory, other than those set forth in Exhibit 6(A).

6.           Best Efforts

6.1.
Licensee shall use all reasonable commercial efforts at its own cost to bring the Licensed Products to market in the Territory through a diligent program for the exploitation of the Patents, Technology, and Know-How in the Field. Such program shall include the preclinical and clinical development of Licensed Products, including research and development, manufacturing, laboratory and clinical testing, registering and marketing of Licensed Products. Following Marketing Authorization of a Licensed Product in a particular country, Licensee shall use commercially reasonable efforts to continue active, diligent marketing efforts for the Licensed Product in such country throughout the term of the Agreement. Notwithstanding the foregoing, termination by the Licensee of clinical development or commercialization of either Incostop or Anoheal will not be a breach of this Clause 6.1 or any other Clause in this Agreement provided however, termination by the Licensee of clinical development or commercialization of both Incostop and Anoheal, subject to Clause 23.2, will be a material breach of this Clause 6.1 and the Licensor will be able to pursue it rights according to Clause 23.

7.           Royalties

7.1.
During the Royalty Term (subject to Clause 7.5), in any country where Licensed Products are sold by the Licensee or its sublicensees, Licensee shall pay to Licensor the following royalties, as they may be further adjusted pursuant to this Clause 7 or Clause 16.1.5:

(a)	[*] Percent ([*]%) of the first [*] Dollars ($[*]) of Anoheal Net Sales (as defined below) in any calendar year; and

(b)	[*] Percent ([*]%) of Anoheal Net Sales in excess of [*] Dollars ($[*]) in any calendar year.

(c)	[*] Percent ([*]%) of the first [*] Dollars ($[*]) of Incostop Net Sales in any calendar year; and

(d)	[*] Percent ([*]%) of Incostop Net Sales for Incostop Net Sales in excess of [*] Dollars ($[*]) in any calendar year.

Further, no multiple royalties shall be payable on a Licensed Product because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one Valid Claim contained in the Patents.

7.2.
For purposes of this Agreement, "Net Sales" shall mean the total gross receipts for sales of Licensed Products by or on behalf of the Licensee or any of its Affiliates or sublicensees, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) amounts allowed or credited on returns; (e) bad debt deductions actually written off during the accounting period; (f) wholesaler and distribution fees (to the extent not exceeding [*]% of the respective Net Sales); and (g) freight charges and other duties. Components of Net Sales (and the deductions listed above) shall be determined in the ordinary course of business in accordance with internationally recognised accounting principles.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to an Affiliate, sublicensee, or other Third Party in connection with the research, development or testing of a Licensed Product or for purposes of resale shall not be considered a sale of a Licensed Product under this Agreement. Nor shall the transfer of Licensed Product solely for indigent or similar public support or compassionate use programs be considered a sale of Licensed Product under this Agreement.

7.3.
In the event that a Licensed Product is sold in the form of a combination product containing one or more technologies which, if incorporated into a product by themselves, would not render a product a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where (i) A is the invoice price of a Licensed Product incorporating solely the technology which renders such product a Licensed Product, or, if such Licensed Product is not sold separately, the fair market value of a Licensed Product incorporating solely such technology, and (ii) B is the total invoice price of products incorporating solely the other technologies or, if such products are not sold separately, the fair market value of such products.

7.4.
Should a compulsory license be granted by a court of law or regulatory authority or other government entity with jurisdiction, or be the subject of a possible grant, to a Third Party under the applicable laws of any country in the Territory under the rights licensed under this Agreement, the Licensee shall notify Licensor, including any material information concerning such compulsory license, and the running royalty rate payable under Clause 7 for sales of Licensed Products in such country will be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of such Licensed Products therein (the "Compulsory Royalty") during such periods such third parties sell or offer for sale under the compulsory license articles that compete with the Licensed Products then marketed and sold by the Licensee, its Affiliates, or sublicensees in that country, provided that such Compulsory Royalty shall remain subject to further adjustment consistent with this Clause 7.

7.5.
If the Royalty Term covering a particular Licensed Product in any country of the Territory has expired, Licensee shall still be obligated to pay royalties under this Clause 7 with respect to sales of such Licensed Product in such country, provided, however, that the royalty percentage rate shall be reduced, on a calendar quarter-by-calendar quarter basis, by the same percentage as the average net selling price of the respective Licensed Product before expiration is reduced (Example: if the average net selling price has to be reduced by 25% from 100 to 75, then the royalty rate for Anoheal Net Sales up to USD 100,000,000 shall be reduced from [*]% to [*]%). The royalty reduction shall be effective with respect to a particular Licensed Product in a particular country beginning with the first day of the calendar quarter following the initial price reduction of such Licensed Product in such country following the expiration of the Royalty Term covering such Licensed Product in such country, and additional such reductions shall apply to each and every price reduction taking place thereafter (Example: Using the facts from the first example above, if the average net selling price is further reduced from 75 to 50, then the royalty rate for Anoheal Net Sales up to USD 100,000,000 would be reduced to [*]% (50/100 = 50%; 50% x [*]% = [*]%). The Licensor's royalty shall not be reduced pursuant to any such price reduction until there are no Valid Claims covering such Licensed Product in the relevant country. Notwithstanding anything to the contrary, (i) royalties on Net Sales of Mexican Products shall be entitled to the royalty reductions described above upon the expiration of the Royalty Term in the United States and (ii) any royalties adjusted pursuant to this Clause 7.5 shall remain subject to further adjustment consistent with this Clause 7.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.6.
Notwithstinding anything to the contrary herein, if the Licensee obtains one or more licenses under patents or patent applications owned by a Third Party to avoid infringement thereof by the manufacture, use, or sale of any Licensed Product, to reasonably avoid infringement-related litigation regarding a Licensed Product, then the Licensee, with the prior written approval of the Licensor, may deduct a fair and reasonable share, up to an amount of [*] percent ([*]%) of any fees, milestones or royalties paid under such license(s) (even if paid in settlement or judgment of any claim for infringement) from the payments otherwise due Licensor under this Agreement; provided, however, that, notwithstanding the foregoing, the total amount due Licensor under this Agreement in any particular calendar quarter shall not be reduced by more than [*] percent ([*]%) as a result of any such deduction, and any amounts not deducted in a calendar quarter shall be carried forward for deduction in the subsequent calendar quarter(s), subject to such [*] percent ([*]%) limitation in each case.

7.7.	Royalties shall be paid not later than 60 days after the end of each Accounting Period to the account of Licensor indicated in Clause 9.1 hereafter.

8.           Milestone Payments and Other Payments

8.1.         Milestone Payments

8.1.1.	During the Royalty Term, Licensee shall make the following one-time milestone payments to Licensor:

a)
$0.25 million ($250,000) upon execution of the License Agreement by both parties, to be payable in two installments of (i) $0.125 million ($125,000) within 30 days of the Effective Date; and (ii) $0.125 million ($125,000) within 6 months of the Effective Date;

b)
 $0.125 million ($125,000) upon Institutional Review Board ("IRB") approval to initiate a Phase III Study of a Licensed Product  incorporating Anoheal API as an API under a Licensee sponsored (or sublicensee sponsored) Investigational New Drug Application (an "IND") approved by the U.S. Food and Drug Administration ("FDA");

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

c)	$[*] ($[*]) upon [*];

d)	$[*] ($[*]) upon [*];

e)
$0.125 million ($125,000) upon IRB approval to initiate a Phase III Study of a Licensed Product incorporating Incostop API as an API for the treatment of an Orphan Indication under a Licensee sponsored (or sublicensee sponsored) IND approved by the FDA;

f)	$[*] ($[*]) upon [*];

g)	$[*] ($[*]) upon [*];

h)	$[*] ($[*]) upon [*]; and

i)	$[*] ($[*]) upon [*].

8.1.2.
Milestone payments under 8.1 above must be paid within 30 (thirty) days of such events taking place. Notwithstanding anything to the contrary, (i) each milestone payment indicated above shall only be paid once under this Agreement, notwithstanding the number of indications or Licensed Products achieving such milestone, and (ii) the total amount payable under this Clause 8.1. shall not exceed US$20,500,000 in any event. For the purposes of this Clause 8, a Current Valid Claim means a claim of an issued and unexpired patent included in the Patents which has not been withdrawn, abandoned, revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

 [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.1.3.
Even if Licensee is not obligated to remit milestone payments pursuant to 8.1.1 Point c) or 8.1.1 Point d) because, at the time of the achievement of the applicable milestone, the applicable Licensed Product was not covered by a Current Valid Claim, the Licensee shall still have an obligation to remit the applicable payment if and when the applicable Licensed Product becomes covered by a Current Valid Claim, provided, however, the applicable Licensed Product becomes covered by a Current Valid Claim prior to the date that is [*] from the date that the FDA approves the first NDA for such Licensed Product.

8.2.	Anoheal and Incostop Project Costs

8.2.1.
As a compensation for the Licensor's participation in and management of the development and commercialization of Anoheal and Incostop as described in the Licensee Clinical Development Plan (the "Anoheal Project" and the "Incostop Project" respectively) commencing on the Execution Date, the Licensee shall make separate payments to Licensor equal to $41,500 per month for the Anoheal Project (the "Anoheal Project Payment") and $41,500 per month for the Incostop Project (the "Incostop Project Payment"). Payments pursuant to this Clause 8.2.1 shall be due the last day of each calendar month for the respective calendar month, with the provision that for the month the NDA is accepted or the project is terminated, the full payment of $ 41,500 shall be due.

 [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.2.2.
Licensee's obligation to make the Anoheal Project Payment shall terminate upon the earlier of (i) the date Licensee informed Licensor in writing of the termination of the Anoheal Project and (ii) two years subsequent to the Effective Date, provided, however subject to Clause 8.2.4, if the Licensee does not file an NDA with a Licensed Product incorporating Anoheal API by the date that is [*] subsequent to the Effective Date (the "Anoheal Recommencement Date"), the Licensee will recommence the Anoheal Project Payments until such time as an NDA relating to a Licensed Product incorporating Anoheal API is filed by the Licensee, its Affiliate or sublicensee.

8.2.3.
Licensee's obligation to make the Incostop Project Payment shall end at the earlier of (i) the date Licensee informed Licensor in writing of the termination of the Incostop Project; and (ii) two years subsequent to the Effective Date, provided, however, subject to Clause 8.2.4, if the Licensee does not file an NDA with a Licensed Product incorporating Incostop by the date that is [*] subsequent to the Option Expiration Date (the "Incostop Recommencement Date"), the Licensee will recommence the Incostop Project Payments until such time as an NDA relating to a Licensed Product incorporating Incostop is filed by the Licensee, its Affiliate or sublicensee.

8.2.4.
If, prior to the Anoheal or Incostop Recommencement Date (as applicable), the FDA requires, in writing, that Licensee cease, halt, suspend or delay initiation of any clinical trial or redesign any clinical trial or otherwise put the Licensee on clinical hold, for any Licensed Product relating to the use of Anoheal or Incostop (collectively a "Clinical Hold"), then Licensee shall have no obligation to remit Anoheal or Incostop Project Payments (as applicable), until such time as the FDA authorizes the commencement or continuation of such clinical studies.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.3.
Notwithstanding anything in this Agreement Licensee may, in its sole discretion at any time upon written notice to Licensor, discontinue Licensee's conduct of the Anoheal Project. In the event the Licensee discontinues its performance of the Anoheal Project during the one-year period after the Effective Date, Licensee nonetheless shall be required to pay to Licensor those amounts that otherwise would have been paid to Licensor pursuant to Clause 8.2.1 for the Anoheal Project for such one (1) year period after the Effective Date. In the event that the Licensee discontinues the Anoheal Project on or after the first anniversary of the Effective Date, then Licensee shall not be required to make any continuing payments to Licensor relating to the Anoheal Project pursuant to Clause 8.2.

8.4.
Notwithstanding anything in this Agreement, Licensee may, in its sole discretion at any time upon written notice to Licensor, discontinue Licensee's conduct of the Incostop Project. In the event the Licensee discontinues its performance of the Incostop Project during the one-year period after the Effective Date, Licensee nonetheless shall be required to pay to Licensor those amounts that otherwise would have been paid to Licensor pursuant to Clause 8.2.1 for the Incostop Project for such one (1) year period after the Effective Date, unless however, Licensee terminates the Incostop project prior to the date that is 90 days subsequent to the Effective Date (the "Option Expiration Date"), in which case Licensee shall no longer have any obligation to remit payments to the Licensor pursuant to Clause 8.2.1. Additionally, in the event that the Licensee discontinues the Incostop Project on or after the first anniversary of the Effective Date, then Licensee shall not be required to make any continuing payments to Licensor relating to the Incostop Project, pursuant to Clause 8.2.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.           Payment and Taxes

9.1.
Mode of Payment: All payments made by Licensee to Licensor under this Agreement shall be made in the Licensor's currency of choice (or, if Licensor fails to notify Licensee of Licensor's currency of choice prior to the first payment coming due, United States Dollars) to [*] or such other bank and account Licensor may inform Licensee of in writing from time to time, free of any bank or other charges. For the determination of the applicable exchange rate from any currency to another, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York (or its successor). For royalty payments, this rate should be the rate prevailing on the last business day of the calendar quarter for which the royalties are being paid. For all other payments this should be the prevailing rate on the earlier of the date when the payment is actually made or the date when the payment becomes due. Notwithstanding the foregoing, in each country whether the local currency is blocked and cannot be removed from the country under such country's applicable law, royalties accrued with respect to that country shall be paid to Licensor in such country in local currency by deposit in a local bank designated by Licensor, unless the parties otherwise agree in writing.

9.2.	Non-refundable: Subject to Clause 10.8, all monies paid to Licensor pursuant to this Agreement are non-refundable and non-creditable against future royalties.

9.3.
Delayed Payment: If any payment due under this Agreement is overdue by more than thirty days, interest from the due date to the date of actual payment will be charged at [*]% above the Bank of England base rate (or its successor).

9.4.
Withholding Taxes: Licensee shall pay all taxes imposed by any governmental authority or agency by reason of the transactions contemplated by this Agreement provided that Licensee shall not be responsible for the payment of any taxes imposed upon the income of Licensor. If any tax or amount in respect of tax must be withheld or deducted from any sums payable to Licensor ("the Withholding Tax"), then Licensee shall withhold or deduct the Withholding Tax amounts from the sums payable and pay such Withholding Tax amounts to the relevant tax authorities. The Licensee shall pay to Licensor the amounts available after such withholding and deduction is made, which shall be in full satisfaction of its payment liability due at the time of the payment. Licensee shall use its commercially reasonable efforts to obtain any exemptions from taxes, including submittal of appropriate documents, available under the relevant laws and Licensor agrees that Licensee fulfilled its obligations with respect to the relevant exempt taxes by providing Licensor with a valid tax exemption certificate (Form W-8BEN).

 [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.          Records and Reports

10.1.
Accounting Period: An "Accounting Period" shall refer to each of the four three month periods commencing on January 1, April 1, July 1 and October 1 of each year, respectively. Royalties on Net Sales shall be calculated for each Accounting Period not later than 60 days after the end of the respective Accounting Period.

10.2.
The amount of Net Sales in foreign currencies shall be converted into US-dollars at the exchange rate applicable on the last business day of each Accounting Period as calculated by using the applicable exchange rate then prevailing at the Bank of England base rate. (or its successor).

10.3.
Licensee shall keep records and books of account in respect of all Net Sales made and sold by Licensee and its sublicensees. Licensee shall keep the same for at least ten (10) years after it pays the Licensor the royalties due for such Net Sales and requires sublicensees to do the same.

10.4.	Licensee shall report to Licensor in writing quarterly, concurrently with the payment due pursuant to Clause 7, the Net Sales by country by the Licensee and each sublicensee.

10.5.
No more frequently than once per calendar year, Licensor may, at its expense, designate a suitably qualified independent accountant, reasonably acceptable to Licensee, to review during ordinary business hours, such part of Licensee's and its Affiliates' books and accounts as may be necessary to determine, in respect of any Accounting Period, the accuracy of any report and/or payment made under this Agreement. Said accountant shall not disclose to Licensor any information other than that relating to the accuracy of the reports and payments hereunder. Licensee shall be provided within 60 days a written statement from the Licensor confirming the outcome of the accountant's visit.

10.6.
If such independent accountant's report shows any underpayment of royalties by Licensee, within thirty (30) days after Licensee's receipt of such report, Licensee shall deliver to Licensor a written response addressing each item in dispute. As soon as practicable, but not later than 30 business days following the receipt of Licensee's response by Licensor, the parties shall meet and endeavor to resolve any disputed item.

10.7.	In the event of any underpayment, Licensee shall remit to Licensor:

(a)           the amount of such underpayment; and
(b)           if such underpayment with respect to a particular calendar year exceeds [*] percent ([*]%) of the total royalties owed for the calendar year then being reviewed, the reasonable, documented fees and expenses of such independent accountant performing the review. Otherwise, Licensor's accountant's fees and expenses shall be borne solely by Licensor.

10.8.	Any overpayment of royalties shall be fully creditable against future amounts payable under this Agreement in any subsequent calendar quarter.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.9.
Subject to the procedure described hereafter Licensor herewith authorizes Licensee to make certain payments as defined hereafter to Solvay Pharmaceuticals Inc. ("Solvay"), that would be otherwise due from Licensee to Licensor, under this Agreement, upon written request of Solvay and presentation of a final and binding judgment of a competent court condemning Licensor to pay Termination Fees under the Termination Agreement listed in Exhibit 6 ("the Judgment"). In the event of a payment request by Solvay, Licensee shall immediately inform Licensor thereof in writing by registered mall. If Licensor does not provide proof of payment to Solvay to Licensee within 10 days after Licensor received Licensee's notice, Licensee shall be entitled to remit any monies owed to Solvay under the Termination Agreement and such amount shall be deducted from any payment due from Licensee to Licensor under this Agreement. Licensee shall have absolutely no liability to Licensor for payments made to Solvay and deducted from any amount owed to Licensor under this Agreement.

11.          Licensee Equity Interest

11.1.
Sometime after the Effective Date, Licensee shall form a Delaware Company for the initial purpose of developing and commercializing the Technologies ("NewCo") and will issue to Licensor, for a nominal consideration not to exceed $.01 per share, that number of shares of the NewCo's common stock (the "Common Stock") equal to five percent (5%) of the Licensee's outstanding Common Stock as of the Effective Date (the "Issued Shares"), which Common Stock shall be the same series as and shall carry the same rights and privileges as the common stock issued to the Licensee. Paramount shall then assign this Agreement to NewCo and Licensor hereby consents to such assignment, such consent subject to Clause 11.2.

11.2.
As a condition to consenting to the assignment by Licensee of this Agreement to NewCo as provided for in Clause 11.1 above, NewCo shall agree, in writing and hereby undertakes that as of the tirne of the closing of NewCo's first equity financing including Third Party investors yielding total gross proceeds of not less than Five Million Dollars ($5,000,000), (such financing, the "Financing"), the Issued Shares do not have a fair market value at least equal to $500,000 (calculated by multiplying the number of Issued Shares by the price per share paid by Third Party investors in the Financing), then NewCo shall issue to Licensor that number of additional shares of Common Stock (the "Subsequently Issued Shares") so that the number of shares of Common Stock held by Licensor following such issuance (including the Issued Shares and Subsequently Issued Shares) have a fair market value equal to $500,000 (based on price per share paid by such Third Party investors in the Financing). For purposes of clarification but not limitation, the Financing may include Paramount as an investor, and amounts invested by Paramount in such Financing shall be included in the determination of gross proceeds described above, provided that Third Parties other than Paramount invest at least $500,000 in such financing.

11.3.
It is understood and agreed that, notwithstanding anything to the contrary in this Agreement, the Issued Shares and Subsequently Issued Shares (if applicable and collectively the "Shares") will be non-refundable. The Shares will not be registered under the Securities Act of 1933, as amended, and may not be transferred unless and until registered or NewCo has received an opinion of counsel or other evidence satisfactory to Newco and its counsel that such registration is not required. The Shares will be (i) issued pursuant to a subscription agreement, in the form attached hereto as Exhibit 7, which the parties shall execute simultaneously with the formation of NewCo.

12.          Further Development

12.1.
Development Cost for the European Union

Licensor shall perform the work described in the Licensor Clinical Development Plan, on the schedule described therein in accordance with all applicable laws, rules, regulations, and International Conference on Harmonisation ("ICH") guidelines, including but not limited to Good Clinical Practices ("GCP") and Good Laboratory Practices ("GLP") guidelines, as reasonably appropriate. Material changes to the Licensor Clinical Development Plan may only be made upon the approval of the Committee (defined below).

12.2.	Consideration to Licensor for EU Clinical Development

Subject to Clause 12.3, in consideration for the work described In Clause 12.1, Licensee shall reimburse Licensor for reasonable, documented, direct costs and expenses of performing such work described in the Licensor Clinical Development Plan incurred subsequent to the Effective Date and pursuant to the budget established therein, as they are reasonably incurred, upon presentment of invoices therefore to Licensee, provided, however, that Licensee's total payment obligation under this Agreement with respect to such costs and expenses shall not in any event exceed (i) US$2,800,000 to be used by Licensor for the Anoheal Project (the "Maximum Anoheal Amount) and (ii) US$1,200,000 to be used by the Licensor for the Incostop Project (the "Maximum Incostop Amount"). It is understood that such costs shall be invoiced to the Licensee on a monthly basis and shall include the actual costs for the Licensor's professional services (including proportions of employees remuneration, travel, office and other related expenses determined in good faith) incurred by Licensor in connection with the development of Anoheal and Incostop (as applicable). Invoices for Third Party goods and services may at Licensor's discretion (i) be paid by Licensor and reimbursed by Licensee or (ii) be directed to Licensee for direct payment. The Licensee irrevocably undertakes to settle all invoices issued by or directed for payment by the Licensor within thirty (30) days of receipt thereof. The Licensee shall remit $50,000 to the Licensor upon execution of this Agreement for reimbursement of clinical development costs of Licensor, such amount to be credited toward either the Maximum Incostop Amount or the Maximum Anoheal Amount at Licensor's discretion. Licensor shall account for its use of funds provided to it by Licensee pursuant to this Clause 12.2 separately between the Incostop Project and the Anoheal Project, such records to be provided to the Licensee quarterly.

12.3.	Termination of Expense Payments

12.3.1.
In the event that the Licensor discontinues the portion of the Licensor Clinical Development Plan relating to the Anoheal Project arid/or the Incostop Project, then the Licensee shall have no further payment obligation with respect to the applicable project other than to pay for uncancellabie financial commitments made prior to such discontinuance relating to the applicable discontinued program. Additionally, in the event that the Licensee discontinues the Licensee Clinical Development Plan relating to the Incostop Project and/or the Anoheal Project, then the Licensee's payment obligations pursuant to Clause 12.2 shall terminate with respect to the corresponding project under the Licensor Clinical Development Plan, other than to pay for uncancellable financial commitments made prior to such discontinuance relating to such discontinued program, and upon such payment, the balance of the Maximum Incostop Amount (in the case of termination of the Incostop Project) or the Maximum Anoheal Amount (in the case of termination of the Anoheal Project) shall be zero.

12.3.2.
Notwithstanding Clause 12.3.1, IF the Licensee elects to use a Alternative Formulation to conduct the Incostop Project in the Territory, THEN the Maximum Incostop Amount shall be reduced to $600,000.  Notwithstanding the foregoing, IF the FDA agrees that positive data and results from a single United States Phase III Study conducted by Licensee using the Alternative Formulation will be required for the approval of an NDA relating to a Licensed Product incorporating Incostop API, THEN the Maximum Incostop Amount shall be increased back to $1,200,000. IF (i) the Licensee elects to use a Alternative Formulation to conduet the Incostop Project in the Territory and (ii) the FDA requires the Licensee .to conduct two United States Phase III Studies for the approval of an NDA relating to a Licensed Product incorporating Incostop API, THEN (x) the Maximum Incostop Amount shall remain $600,000 and (y) Licensee shall reimburse up to $600,000 to Licensor for its conduct of the Incostop Project outside the Territory (the "EU Incostop Trial") upon the submission by the Licensee of an NDA to the FDA relating to a Licensed Product incorporating Incostop and data generated from the EU Incostop Trial. Finally, IF the Licensor and the Licensee use the same pharmaceutical formulation of Incostop to conduct the Incostop Project in their respective territories (that is they both use the same Alternative Formulation or they both use the same non-Alternative Formulation), THEN the Maximum Incostop Amount shall be $1,200,000.

12.4.	Development Committee

12.4.1.
A development committee (the "Committee") shall be organized to monitor the clinical development of the Licensed Products in the Territory and the European Union. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the field of each Licensed Product and at least one representative from each of Licensor and the Licensee. The Licensor and the Licensee will have equal membership on the Committee and all members of the Committee must be agreed upon in writing by Licensor and Licensee. The Licensee will have the tie-breaking vote with respect to matters regarding the Territory, including the approval of the Licensee Clinical Development Plan and related budget, subject to reasonably considering the Licensor's reasonable perspective; Licensor will have the tie-breaking vote with respect to matters relating to the Licensor Clinical Development Plan and its related budget, subject to reasonably considering the Licensee's reasonable perspective.

12.4.2.
The Committee will be responsible for (i) making recommendations relating to the pre-clinical and clinical development strategy of Licensed Products; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each Licensed Product; (iii) proposing recommendations for other tactical and developmental uses of the Licensed Products; and (iv) approving any amendments to the Licensor Clinical Development Plan, Licensee Clinical Development Plan or conduct of clinical activities concerning Licensed Products in the Territory and the European Community other than the activities described in the Licensor Clinical Development Plan or the Licensee Clinical Development Plan. The actions and opinions of the Committee will be confidential. The Committee will meet at least two (2) times per year.

12.5.	Licensor Development Obligations

12.5.1.
Licensor shall use all reasonable commercial efforts to complete the clinical development of the Technology outside of the Territory pursuant to the Licensor Clinical Development Plan. Any expenses incurred over and above the Maximum Incostop Amount, as adjusted pursuant to this Clause 12 (for the development and commercialization of Incostop) and the Maximum Anoheal Amount (for the development and commercialization of Anoheal) to complete the Licensor Clinical Development Plan shall be borne solely by the Licensor, with the provision that any development work not provided for in the Clinical Development Plan which is performed by the Licensor at Licensee's request shall be paid by Licensee in addition to the Maximum Anoheal Amount or the Maxim Incostop Amount (as applicable).

13.	Marketing

13.1
The Licensee shall, not later than [*] ([*]) [*] prior to the anticipated launch of the Licensed Products in each country in the Territory, create a marketing plan for the commercialization of Licensed Products in that country and submit such marketing plan to the Licensor for comment.

13.2
The marketing plan shall be updated on an annual basis and shall include a rolling three year sales forecast for each Licensed Product. The annual updates (including the updated sales forecasts) shall be sent to the Licensor under the notice requirements of Clause 26.3 within one month of each anniversary of the receipt of the first marketing plan by the Licensor.

13.3
The Licensee shall, following Marketing Authorization of each Licensed Product, take reasonable efforts consistent with good business practice to promote the sale of such Licensed Product in the Territory, including any legally permissible pre-marketing activities, and will keep the Licensor informed of its marketing activities no less frequently than every twelve months from first submission to the Licensor of the marketing plan required under Clause 13.1. Where such approval by any regulatory, government or non-government authority is a pre-requisite to commercial launch of Licensed Products for human therapeutic use, the Licensee shall use commercially reasonable endeavours to seek pricing and reimbursement approval for the Licensed Products in that country in the Territory, and to manage any other methods of reimbursement control that may be reasonably necessary to materially increase the commercial potential of the Licensed Products in the Territory.

13.4
The Licensee shall launch each Licensed Product as quickly as reasonably practicable in each country in the Territory, but no later than [*] ([*]) months following the grant of a Marketing Authorization for the Licensed Product by the Registration Authority in that country.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.5
The Licensee shall, as between the parties, be responsible for the application and own or control all Marketing Authorizations and other regulatory submissions or filings in the Territory and act as the national representative for the Licensed Products-related medical affairs and drug safety matters in the Territory. The Licensee shall inform the Licensor regularly, but at least at the end of each calendar quarter on the status of the application and the progress with regard to the Licensee Clinical Development Plan in general. The Licensee shall promptly notify Licensor of the issuance of each Marketing Authorization. Furthermore the Licensee shall inform the Licensor of any adverse events or other events material to the development, marketing and/or sale of Licensed Products as soon as reasonably possible and within the internationally recognised time period appropriate to the severity of the adverse event. Licensor, or at Licensor's discretion, Licensor's licensees or sublicensees shall act as the national representative for the Licensed Products-related medical affairs and drug safety matters outside the Territory.  Licensor shall report to Licensee any adverse events or other events material to the development, marketing and/or sale of Licensed Products as soon as reasonably possible, but in any event no later than within the internationally recognised time period appropriate to the severity of the adverse event.

13.6
The Licensee shall comply with all laws, rules and regulations, and, to the extent commercially reasonable, pharmaceutical industry trade association guidelines applicable to the marketing and distribution of the Licensed Products in the Territory; Licensor shall comply with all laws, rules, regulations, and, to the extent commercially reasonable, pharmaceutical industry trade association guidelines applicable to the marketing and distribution of Licensed Products outside the Territory. For clarification, this includes, but is not limited to, pharmacovigilance and drug safety monitoring, product promotion, product quality and product recall. Each party shall inform the other promptly in writing in the event it becomes aware of any matter which may reasonably precipitate a product recall, market withdrawal, or field correction, whether or not required by law.

14.	Costs, Validity, and Prosecution of Patents

14.1.
Licensor shall, at Licensee's expense as described in Clause 14.3 below, diligently file, prepare, prosecute and maintain the Patents and Improvements developed by Licensor in the Territory, including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, reexaminations, or re-issue applications that may be reasonably required or advisable to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder. Licensor shall control such prosecution and maintenance, at Licensee's expense, using counsel of its choosing (but approved by Licensee, such approval not to be unreasonably withheld). Licensor agrees to keep Licensee reasonably informed with respect to the status and progress of any such applications, prosecutions and maintenance activities for the Patents and Improvements developed by Licensor in the Territory and in all foreign counterparts of said Patents and Improvements outside the Territory and to consult in good faith with Licensee and take into account Licensee's reasonable comments and requests with respect thereto prior to the filing of any such documents. Licensee shall file, prosecute, and maintain Patents claiming any Improvements developed by Licensee to the extent commercially reasonable. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of Patents pursuant to this Agreement. Notwithstanding anything to the contrary, Licensor shall not abandon prosecution of any pending Patent or maintenance of any issued Patent without first giving Licensee notice at least sixty (60) days prior to the date on which such patent application or patent will become abandoned, and shall allow Licensee to assume prosecution of any such patent application, or maintenance of any such patent, at Licensee's own expense and with counsel of its choosing, provided that the claims of any such patent or patent application shall thereafter not be considered Valid Claims for purposes of this Agreement, including but not limited to the determination of payments due hereunder.

14.2.
Where reasonably possible and reasonably useful or valuable in the commercialization of Licensed Products, Licensor shall, at Licensee's cost, use commercially reasonable efforts to apply for or enable Licensee to apply for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by applicable laws, rules, or regulations (collectively, "Patent Term Extensions") in the relevant country of the Territory. Licensee shall, to the extent reasonably possible, assist Licensor in pursuing Patent Term Extensions.

14.3.
Starting as of the Effective Date, Licensee shall pay, in connection with the preparation, filing, and prosecution, issuance and maintenance of the Patents (including Patent Term Extensions) in the Territory (i) all reasonable attorney fees for the services performed to obtain the issuance of the Patents and Patent Term Extensions, (ii) all government fees and all maintenance fees relating to the Patents and Patent Term Extension, to the extent such payments become due at or after Effective Date.

14.4.
Licensee shall not contest the ownership of Licensor of the Patents and the Technology as existing, in either case. If Licensee challenges in a court of law the validity of the Patents or the ownership of Technology as existing, in either case, then Licensor shall be entitled to terminate this Agreement with immediate effect upon written notice to Licensee.

15.	Trademarks and Improvements

15.1.	Licensor will inform Licensee promptly in writing and in reasonable detail of all Improvements.

15.2.
Licensee shall inform Licensor promptly in writing and in reasonable detail of all Licensee Improvements and Licensor shall inform Licensee promptly in writing and in reasonable detail of any Improvements. Licensee hereby grants Licensor (i) a free non exclusive license outside the Territory under all Licensee Improvement solely to make, have made, and use products (but not sell) and (ii) a free exclusive license outside the Territory under all Licensee Improvements solely to sell products incorporating Licensee Improvements, provided, however, that in the case of both (i) and (ii), such products incorporating Licensee Improvements are used solely in the development and/or commercialization of Anoheal or Incostop.

15.3.	Licensee is entitled without obligation to use in the Territory the Trademarks listed In Exhibit 4.

15.4.
Licensee, its Affillates, and their sublicensees may elect to use or license additional trademarks for the Licensed Products in the Territory. Such trademarks shall be registered and paid for by Licensee or its Affiliates, sublicensees or licensors, and shall remain the sole property of Licensee or its Affiliates, sublicensees or licensors, as the case may be.

16.	Infringement, Validity Challenges and Litigation

16.1.	Infringement and Validity Challenges

16.1.1.
The Parties to this Agreement shall inform each other promptly of any potential, actual, alleged, or reasonably suspected infringement of the Patents (or in the case of patents claiming Licensee Improvements, such patents), and/or challenge to the validity or enforceability of any claims of any of the foregoing, and provide each other with any available evidence of such infringement or challenge.

16.1.2.
During the term of this Agreement, the Licensee shall have the first right, but not the obligation, to take (or refrain from taking) appropriate action to enforce Patents, to defend any declaratory judgments seeking to invalidate or hold the Patents unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action pertaining to Patents, with respect to any potential, threatened, alleged, or actual infringement of, or challenge, to the Patents, at its own expense and with counsel of its choosing, in the Territory. In furtherance of such right, Licensor hereby agrees that the Licensor may join Licensee as a party in any such suit (and will join at the Licensee's request), provided that the Licensee pay all of Licensor's reasonable, documented out-of-pocket expenses with respect thereto. If, within twelve (12) months of the written notice above, the Licensee (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if the Licensee notifies Licensor that it has decided not to undertake any of the foregoing against any such alleged infringer, then Licensor shall then have the right to bring suit to enforce such Patents, at its own expense, provided, however, that, within thirty (30) days after receipt of notice of Licensor's intent to file such suit, Licensee shall have the right to jointly prosecute such suit and to fund up to one-half (1/2) the costs of such suit In exchange for a commensurate share of the proceeds of such suit. Subject to the effects of the foregoing in the event the Licensee exercises the aforementioned right, any recovery of damages or amounts received in settlement pursuant to this Clause 16.1.2 shall be allocated pursuant to Clause 16.1.4 below.

16.1.3.
The party controlling any action, suit, or defense under Clause 16.1.1 (the "Controlling Party") shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action, provided, however, that (i) the Controlling Party shall consult with the other party (the "Secondary Party") prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any patents or, if the Licensee is the Secondary Party, patents or patent applications owned or controlled by the Licensee, (2) subjects the Secondary Party to any non-indemnified liability, payment obligation, or injunction, or (3) admits fault or wrongdoing on the part of Secondary Party, it then must be approved in writing by Secondary Party, such approval not to be unreasonably withheld. Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within twenty (20) business days of any request for such approval by the Controlling Party, provided that in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party's reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent, judgment or other voluntary disposition in the event it fails to provide such notice within such twenty (20) business day period.

16.1.4.
Any damages, recoveries, or settlement amounts Licensee obtains .as a result of the matters contemplated by Clause 16.1.2, when Licensee is prosecuting or defending any action, shall first be applied to payment of each of the parties' costs related to any actions taken by the parties with respect to such matters, with the remainder, to the extent attributable to infringement of the Patents, deemed Anoheal Net Sales or Incostop Net Sales, as elected by Licensee in its sole discretion for book keeping purposes, and subject to the applicable royalty obligation under Clause 7 of this Agreement. Any recovery of damages or amounts received in settlement by Licensor under Clause 16.1.2, when Licensee is prosecuting or defending any action, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of each of Licensee and Licensor relating thereto, with the balance remaining from any such recovery being allocated as follows: (i) any amounts reasonably attributable to any intellectual property rights of Licensee (other than those licensed to Licensee hereunder) being paid to Licensee and (ii) the remaining balance shall be retained by the Licensor.

16.1.5.
To the extent there is no recovery of damages or amounts received in settlement by Licensee, its Affiliates, or Licensor with respect to any matter contemplated by Clause 16.1.2 above, or such amounts are insufficient to fully reimburse the Licensee for any amounts incurred by the Licensee with respect to such matter (including but not limited to attorneys' fees, out-of-pocket costs, and all amounts paid as judgments, damages, or in settlement) (such amounts, "Infringement Costs"), the Licensee may, to the extent not deducted from amounts due under this Agreement pursuant to Clause 7.6, credit [*] percent ([*]%) of Infringement Costs (such [*] percent ([*]%), the "Infringement Cost Credit") against royalties or other amounts thereafter payable to Licensor under this Agreement. If the Infringement Cost Credit exceeds [*]% of the amounts payable to Licensor under this Agreement in any calendar quarter in which the relevant Infringement Costs are incurred, then the amount of such Infringement Cost Credit in excess of the amounts payable to Licensor shall be carried over and credited against payments due in future calendar quarters. In no event shall the deduction of Infringement Cost under this clause 16.1.5 and the deduction under clause 7.6. added together exceed [*]% of the total amount due Licensor under this Agreement In any particular calendar quarter. Notwithstanding the foregoing, If any action or suit is initially brought by Licensee under this Clause 16 (as opposed to Licensee defending an action or suit pursuant to this Clause 16.1.5), then this Clause 16.1.5. shall not apply.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

16.1.6.
In any suit or other action contemplated by Clause 16.1.2, the Secondary Party shall, at the request and expense of the Controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

17.	Third Party Rights

17.1.
If either party is charged with the actual or alleged infringement of Third Party rights based on the exploitation of the Patents, the Technology, or the use, manufacture, sale, or import of Licensed Products or any other products incorporating Anoheal API or Incostop API, such party shall immediately inform the other party about this allegation.

17.2.
The Licensee may, in its sole discretion, modify Licensed Products to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, provided that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any Patents shall not be made without consultation with and approval by Licensor, such approval not to be unreasonably withheld. Otherwise, the Licensee shall have the first right, but not the obligation, to defend or settle any such claim or suit. If the Licensee has not exercised such right to defend or entered into settlement discussions concerning such alleged infringement within the sooner of (i) twelve (12) months of the assertion of such a claim or (ii) thirty (30) days of the filing of such a suit, or if the Licensee notifies Licensor that it has decided not to undertake such defense or enter into settlement discussions with respect to its alleged infringement, then Licensor shall then have the right to defend such alleged infringement, at its sole expense, provided however that no settlement affecting Patents will be agreed upon without Licensee's written consent.

17.3.
If (i) Licensee by a final judgment is ordered to stop manufacturing, using, selling, or importing any Licensed Product or (ii) a judgment is rendered which would reasonably preclude Licensee's manufacture, use, sale, or import of any particular Licensed Product, and Licensee or Licensor does not secure sufficient rights under such Third Party patents to continue or resume such use, manufacture, sale, or import, Licensee shall have no further obligations under this Agreement to make, use, or sell such Licensed Product and shall not be in breach of this Agreement with respect to any failure to make, use, or sell such Licensed Product thereafter, and Licensor shall not be entitled to terminate this Agreement for any reason related to Licensee's failure to make, use, or sell such Licensed Product.

17.4.
In any suit to defend any alleged infringement of Third Party intellectual property rights by the manufacture, use, sale, or import of a Licensed Product, Licensor shall, at the request and expense of Licensee, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

18.	Representations and Warranties

Licensor hereby represents and warrants that:

18.1.	It is not aware of any legal deficiencies of the Patents, Know-How, or Technology. Licensor assumes no liability for the lack of such unknown deficiencies.

18.2.	It has full authority to grant the licenses provided hereunder and that all necessary corporate actions have been taken.

18.3.	Licensor owns all right, title, and interest in and to the Patents and the Material free and clear of all liens, encumbrances or other restrictions or limitations whatsoever.

18.4.
The US and foreign patent applications and patents itemized on Exhibit 2 set forth all of the patents and patent applications necessary or useful for practicing the Technology, manufacturing, using or selling Licensed Products, or manufacturing, using, or selling products incorporating Anoheal or Incostop in the Field in the Territory, in each case owned or controlled by Licensor.

18.5.
Licensor is not aware of any licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Licensor's rights or the rights of the Licensee under this Agreement, or which may lead to a claim of infringement by or invalidity regarding, any part or all of the Patents, Technology, or Know-how or their use except as disclosed in Exhibit 6 (A).

18.6.
Licensor is not aware of any claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patents, Technology, or Know-how or their use in the Territory except as disclosed in Exhibit 6 (B).

18.7.	The Licensor is not aware of any inventors of Patents other than those listed as inventors on applications filed for such Patents.

18.8.	The development of the Technology, Patents, and Know-how were not supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

18.9.
The Licensor is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. The Licensor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby by the Licensor have been duly authorized by all necessary action on the part of the Licensor and will not result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with/or give rise to a right of termination, amendment, cancellation or acceleration of any agreement which is material for the performance of the present Agreement.

18.10.
This Agreement has been duly executed and delivered by the Licensor and, subject to the due authorization, execution and delivery of this Agreements by the Licensee, this Agreement constitutes a valid and binding obligation of the Licensor, enforceable against the Licensor in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and except for general principles of equity.

18.11.
The execution and delivery of this Agreement does not, the consummation of the transactions contemplated hereby and the performance of Licensor's obligations hereunder will not, (i) conflict with, or result in any violation or breach of any provision of the organizational documents of the Licensor, (ii) conflict with or violate any applicable statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders ("Laws") of any Swiss federal, canton, or local government or any Swiss court, tribunal, administrative agency or commission or other governmental or regulatory authority, body or agency, including any self-regulatory organization ("Governmental Authorities") applicable to the Licensor.

18.12.
No consent, approval or authorization of, or declaration or filing with, any Swiss Governmental Authority or other Third Party (a "Consent") is required on the part of the Licensor in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

18.13.
Exhibit 8 hereto sets forth a true and complete list of each license, contract or other agreements (together with certain other agreements and any amendments to any of the foregoing) to which the Licensor is a party and which relates to the Licensed Products or the Patents in the Territory, including but not limited to the clinical trial agreements (collectively, the "Material Agreements"). True and complete copies of all Material Agreements have been previously delivered to the Licensee. To the best knowledge of the Licensor each of the Material Agreements is valid, binding and in full force and effect, and enforceable by the Licensor, or has expired, in each case in accordance with its respective terms. No person or entity (other than the Licensor) that is a party to any Material Agreement or is otherwise bound thereby is, to the knowledge of the Licensor, in default or breach thereof and, to the Licensor's knowledge, no event, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to such a default or breach thereof or a right of cancellation by the Licensor thereunder. The Licensor is not in default or breach in any material respect of any of the Material Agreements and, to the knowledge of the Licensor, no event, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or breach by the Licensor thereof or a right of cancellation thereunder by any other party thereto.

18.14.
No written communication has been received by the Licensor, and to the knowledge of the Licensor no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority review is or, in respect of any Licensed Product was at any time pending or is threatened by any Governmental Authority with respect to (i) any alleged or actual violation by the Licensor of any permit, Law or other requirement or any Governmental Authority relating to the operations conducted by the Licensor with respect to any Licensed Product or the Technology or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by the Licensor with respect to any Licensed Product or the Technology. The Licensor has not received from the FDA, the U.S. Drug Enforcement Administration ("DEA"), or any similar state, local, federal, or foreign Governmental Authority any written notice regarding the approvability or approval of any of the Licensed Products. No Licensed Product has been withdrawn, suspended or discontinued by the Licensor as a result of any action by the FDA, the DEA or any similar state, local, federal, or foreign Governmental Authority, either within or outside the U.S. (whether voluntarily or otherwise). To the best knowledge of the Licensor with respect to any Licensed Products, no officer, employee or agent of the Licensor has made any untrue statement of a material fact or a fraudulent statement to the FDA, DEA or any similar state, local, federal, or foreign Governmental Authority.

18.15.
The Licensor is not aware of any suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or threatened against or affecting the Licensor with respect to Licensed Products, Technology, Know-How, or the Patents other than pending oppositions to European Patents corresponding to the Patents. No Entity has notified the Licensor in writing of any material claim against the Licensor alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of the Technology, Know-How, or any Licensed Products. The Licensor is not aware of any judgment, order, Injunction, decree, writ or award against the Licensor that is not satisfied and remains outstanding with respect to the Technology, Patents, Know-How, or any Licensed Product.

18.16.
The Licensor has not received any notice of infringement of, or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any Third Party relating to the Territory. Except as provided herein, the validity or enforceability of any of the Patents and or the title of the Licensor thereto has not been questioned in any litigation, governmental inquiry or proceeding to which the Licensor is a party and, to the knowledge of the Licensor, no such litigation, governmental inquiry or proceeding is threatened except as disclosed in Exhibit 6 (B).

18.17.
To the knowledge of the Licensor, the Licensor has taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the Licensed Products, Know-how, Technology, and Patents.

18.18.	Licensor is not aware of any Third Party activities which would constitute misappropriation or infringement of the Patents in the Territory.

18.19.	These are the only representations and warranties given by Licensor to the exclusion of all others.

Licensee hereby grants and warrants that:

18.20.
The Licensee is a limited liability company duly organized, validly existing and in good standing under the laws of New York. The Licensee has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby by the Licensee have been duly authorized by all necessary action on the part of the Licensee. This Agreement has been duly executed and delivered by the Licensee and, subject to the due authorization, execution and delivery of this Agreements by the Licensor, this Agreement constitutes a valid and binding obligation of the Licensor, enforceable against the Licensee in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and except for general principles of equity.

18.21.
The execution and delivery of this Agreement does not, the consummation of the transactions contemplated hereby, and the performance of Licensor's obligations hereunder will not, (i) conflict with, or result in any violation or breach of any provision of the organizational documents of the Licensee, (ii) conflict with or violate any applicable statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders ("Laws") of any government or court, tribunal, administrative agency or commission or other governmental or regulatory authority, body or agency, including any self-regulatory organization in the Territory ("Governmental Authorities") applicable to the Licensee.

18.22.
No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or other Third Party (a "Consent") is required on the part of the Licensee in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, that has not been received or filed by Licensee.

19.	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, subject to compulsory Swiss law regarding damages caused intentionally or in a grossly negligent manner.

20.	Indemnification

20.1.
Licensee shall indemnify, hold harmless and defend Licensor and its directors, officers, employees and agents against any and all losses, expenses, cost of defense (including without limitation attorney's fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Licensor becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of the development, manufacture, sale or use of the Licensed Products by Licensee, its Affiliates or its sublicensees, except to the extent such losses, expenses, costs and amounts are due to Licensor's, its Affiliates', or their sublicensees' (i) development, manufacture, use, or sale of Licensed Products or other products incorporating Anoheal API or Incostop API, (ii) negligence or intentional misconduct, (iii) breach of this Agreement, or (iv) failure to comply with all applicable laws, rules, and regulations, except to the extent such loss was due to Licensor's gross negligence, willful misconduct or fraud.

20.2.
Licensor shall indemnify, hold harmless and defend Licensee and its directors, officers, employees and agents against any and all losses, expenses, cost of defense (including without limitation attorney's fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Licensee becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims arise out of Licensor's, its Affiliates', or their sublicensees' (i) development, manufacture, use or sale of the Licensed Products or other products incorporating Anoheal API or Incostop API, (ii) negligence or intentional misconduct, (iii) breach of this Agreement, or (iv) failure to comply with all applicable laws, rules, and regulations, except to the extent such loss was due to Licensee's gross negligence, willful misconduct or fraud.

20.3.	In the event that either party intends to seek indemnification for any claim under Clause 20.1 or 20.2, it shall inform the other party of the claim promptly after receiving notice of the claim.

20.4.
In the case of a claim for which Licensor seeks indemnification under Clause 20.1, Licensor shall permit the Licensee to direct and control the defense of the claim and shall provide such reasonable assistance as is reasonably requested by the Licensee (at the Licensee's cost) in the defense of the claim, provided that nothing in this clause 20.4 shall permit the Licensee to make any admission on behalf of Licensor, or to settle any claim or litigation which would impose any financial obligations on Licensor without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed.

In the case of a claim for which the Licensee seeks indemnification under Clause 20.2, the Licensee shall permit Licensor to direct and control the defense of the claim and shall provide such reasonable assistance as is reasonably requested by Licensor (at Licensor's cost) in the defense of the claim, provided that nothing in this Clause 20.3 shall permit Licensor to make any admission on behalf of the Licensee, or to settle any claim or litigation which would impose any financial obligations on the Licensee, without in either case the prior written consent of the Licensee, such consent not to be unreasonably withheld or delayed.

21.	Product Liability

21.1.
Licensee agrees that Licensor shall have no liability to Licensee or to any purchasers or users of Licensed Products made or sold by Licensee for any claims, demands, losses, costs, or damages suffered by Licensee, or purchasers or users of such Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products, except to the extend such claims, demands, losses, costs, or damages are a result of Licensor's gross negligence or willful misconduct.

21.2.
Each party shall maintain insurance coverage in types and amounts reasonably sufficient to cover its obligations under Clause 20 and provide evidence thereof to the other party upon written request. At such time as a party or its sublicensees, as applicable, begins to sell or distribute Licensed Products (other than for the purpose of obtaining regulatory approvals), such party or sublicensee, as applicable, shall at its sole expense, procure and maintain policies of comprehensive general liability insurance naming the other party as an additional insured. Such comprehensive general liability insurance shall provide product liability coverage. Each party shall provide the other with written evidence of such insurance and shall inform the other party with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent such party receives advance notice of such matters from its insurer.

22.	Force Majeure

Neither party shall be liable to the other for any inability to perform any obligation under this Agreement (except monetary obligations of either party) due to, events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosions, riots, strikes, transportation embargoes or delays, shortages of materials or machinery, or acts of the government.

23.	Termination

23.1.
This Agreement shall come into force upon signing by both parties and shall continue in force for each country of the Territory for Anoheal and Incostop, respectively, until the sale of Licensed Products incorporating Anoheal API or Incostop API, respectively, is terminated, subject to termination pursuant to this Clause 23. For the avoidance of doubt it is stated that the Agreement also ends if the sale of products containing Anoheal or Incostop continues provided such products are not covered by Valid Claims and do not incorporate or use Technology or Know-How (including but not limited to clinical studies) as defined in Clauses 2.19 and 2.27 above.

23.2.
The Licensee shall have the right to terminate the Agreernent, in its entirety or with respect to its rights and obligations with respect to Licensed Products incorporating Anoheal or Incostop, respectively, in any country, on ninety (90) days written notice. Upon termination of either the Incostop Project or the Anoheal Project pursuant to this Clause 23.2, all rights to the Patents relating to Incostop Project or the Anoheal Project, as applicable, shall revert to the Licensor, except to the extent such rights (i) are needed by Licensee for the development and commercialization of the unterminated project, if any, and (ii) relating to Licensee Improvements (except Licensor shall retain rights relating to Licensee Improvements to be used solely in the development and/or commercialization of Anoheal or Incostop).

23.3.
In the event either party (the "Insolvent Party") becomes bankrupt or files a petition in bankruptcy, or if the business of a party shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of such party or otherwise, such party shall provide notice thereof to the other party and the other party may, subject to the effects of and protections of any applicable bankruptcy-related laws, rules, or regulations (including but not limited to Section 365(n) of the United States Bankruptcy Code, which shall apply to the rights granted Licensee under this Agreement), terminate this Agreement upon notice to the Insolvent Party given within thirty (60) business days of the other party's receipt of such notice.

23.4.
Upon any material breach or material default of this Agreement by either party (the "Breaching Party"), the other party (the "Non-Breaching Party") shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving sixty (60) days prior written notice to the Breaching Party. Upon the expiration of the sixty (60) day period, if Breaching Party shall have not cured such breach or default, this Agreement shall, at the option of the Non-Breaching Party, terminate upon written notice of Non-Breaching Party given within ten (10) business days of the expiration of such sixty (60) day period. Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Breaching Party has commenced with good faith efforts to cure such breach, then Non-Breaching Party shall provide Breaching Party with reasonably sufficient additional time in which to cure such breach, provided such time shall not in any event exceed ninety (90) days. For the avoidance of doubt, failure of the Licensee to timely remit to the Licensor monies due under this Agreement shall be deemed a "material breach" of this Agreement.

23.5.
Upon the termination of this Agreement pursuant to this Clause 23, Licensee may notify Licensor of the amount of Licensed Products that Licensee has in its possession, under its control, or in the process of manufacture and Licensee may then, notwithstanding anything to the contrary, be entitled to sell that amount of Licensed Products, but no more, subject to the royalties provided for in this Agreement. Licensee shall stop using the Know How and the Technology and the right to make reference to the Materials or data contained in the Know How, including but not limithd to clinical studies, shall end.

23.6.
Sublicenses: In the event this Agreement is terminated pursuant to Clause 23.2, 23.3, or 26.4, any sublicense granted by Licensee to the extent concerning the rights subject to such termination shall remain in effect and be assigned to Licensor and Licensor shall assume all rights and obligations of Licensee applicable after termination of this Agreement.

23.7.
Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, and the following provisions shall survive such termination: Clauses 2, 10.3, 16 (with respect to infringement occurring prior to such termination), 17 (with respect to infringement occurring prior to such termination), 19, 20, 21, 23, 24, 25, 26, and 27.

23.8.
In the event Licensee terminates the development and sale of either Anoheal or Incostop then upon written request of the Licensor the Licensee shall transfer and assign at no cost, any and all pre-clinical data, human safety data, preliminary efficacy data, INDs and other regulatory data and filings that are in its possession related to the Licensed Product affected .by such stop, and shall provide Licensor with the right to reference with respect to such data and regulatory filings.

23.9.
In the event Licensor terminates the development and marketing efforts for either Anoheal or Incostop then upon written request of the Licensee the Licensor shall transfer and assign at no cost, any and all pre-clinical data, human safety data, preliminary efficacy data, INDs and other regulatory data and filings that are in its possession related to the Licensed Product in the European Union affected by such stop, and shall provide Licensee with the right to reference with respect to such data and regulatory filings.

24.	Confidentiality

24.1.
Each party agrees to retain in strict confidence and not to disclose to any other person or entity any Confidential Information of the other party, whether disclosed prior to or after the date of signature of this Agreement or of prior secrecy agreements. The parties further agree not to use any such Confidential Information for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.

24.2.
Each party agrees to undertake all necessary and appropriate precaution to prevent and restrain the unauthorized disclosure of such Confidential Information. Each party warrants that each of its employees or representatives to whom any Confidential Information is revealed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by the terms and conditions substantially similar to this confidentiality obligation.

24.3.	The provisions of this section 24 shall not apply to any Confidential Information disclosed hereunder which:

24.3.1.	was known by the receiving party prior to its disclosure to the receiving party by the other party, as evidenced by the prior written records of the receiving party, or

24.3.2.
either before or after the date of disclosure to the receiving party by the other party is lawfully disclosed to the receiving party without obligation of confidentiality or limitation on use by an Third Party rightfully in possession of the Confidential Information, or

24.3.3.
Confidential Information that was developed before the Effective Date independently by the receiving party without use or benefit of the Confidential Information of the other party, as evidenced by written records; or

24.3.4.
is required to be disclosed by the receiving party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental laws or regulations, provided that the receiving party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, subject to the reasonable advice and comment of disclosing party.

24.4.	The provisions of this section 24 shall not apply to any Confidential Information. disclosed hereunder

24.4.1.	to Solvay Pharmaceuticals, Inc., pursuant to the Termination Agreement listed in Exhibit 6 A

24.4.2.	to the inventors M.A. Kamm and R.S. Phillips under the Assignment Agreement listed in Exhibit 6 A.

24.5.
The confidentiality obligations of the parties contained in the foregoing paragraphs of this section 24 shall remain binding on both parties during the term of this Agreement and for a period of ten (10) years after the termination of this Agreement, regardless of the cause of such termination.

25.	Paramount Guarantee

Until the closing of the Financing, in consideration of Licensor's execution of and performance under this Agreement, Paramount hereby agrees (in the event of assignment of this Agreement to NewCo) to be jointly and severally liable for all amounts due under Clauses 6, 7, 8, 12, 14.1, and 18 hereof. Paramount's guarantee obligation under this Clause 25 shall continue in full force and effect until the Financing, at which time Paramount shall have no further obligations or liabilities under this Clause 25, regardless of any existing, uncured nonpayment existing as of the Financing, and Paramount shall be hereby released by Licensor and NewCo of any liability with respect thereto upon the closing of the Financing (including any such liability with respect to, any previously unpaid amounts due Licensor). NewCo shall reimburse Paramount in full for any amounts incurred or paid by Paramount under this Clause 25 upon request by Paramount, including but not limited to amounts paid Licensor by Paramount and any reasonable, documented fees and expenses (including attorneys' fees) incurred by or on behalf of Paramount with respect to any dispute related to NewCo's nonpayment of amounts due hereunder.

26.	Miscellaneous

26.1.	Affiliates of the Parties: Each party is responsible that all their Affiliates, to the extent exercising rights or performing obligations under this Agreement, comply with the terms of this Agreement.

26.2.
No Agency: Neither party is, nor will be deemed to be, an employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

26.3.
Notices: Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be delivered or sent by registered mail, over night courier or facsimile message to the party to be served at the address or facsimile number appearing hereafter or such other address as the party may substitute for such purpose by notice given to the other party.

To Licensor:
David Slagel
S.L.A. Pharma AG
Rebgasse 2
Liestal, Switzerland
Office: [*]
Fax: [*]

to Licensee:
Mr. Jay Lobell
Paramount BioSciences, L.L.C.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

787 Seventh Avenue, 48th Floor
New York, NY 10019, USA
Office: [*]
Fax: [*]

26.4.
Entire Agreement: This Agreement together with its Exhibits constitute the whole and only Agreement between the Parties relating to the matters contemplated by this Agreement and supersedes and extinguishes any prior agreements, undertakings and arrangements of any nature whatsoever whether or not in writing relating thereto.

26.5.
Severability: Should one of the provisions of this Agreement be or become invalid or unenforceable or should a gap become apparent, the validity of the other provisions in this Agreement shall remain unaffected. The parties shall replace the invalid or unenforceable provision or fill the gap with a valid and enforceable provision, to the extent legally possible and permissible, which comes as close as possible to what the parties would have agreed upon at conclusion of this Agreement if the necessity of such an adjustment had been known to them at that time.

26.6.
Modifications: This Agreement and its Exhibits shall only be amended in writing, provided that (i) Exhibit 2 shall be automatically amended from time-to-time without further agreement by the parties as items may be included and excluded from Patents pursuant to the definition thereof and the terms of this Agreement and (ii) Exhibit 1 may be amended, and will be amended from time to time, at the discretion of the Committee.

26.7.
No Waiver: The failure by any Party to this Agreement to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such Party thereafter to enforce each and every such provision of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

26.8.
Assignment: Neither Party shall assign this Agreement or any rights or obligations hereunder to any third party without the written consent of the other Parties hereto, provided that, notwithstanding the foregoing, each Party may assign this Agreement without the consent of the other party (i) to a purchaser, merging, or consolidating corporation, or acquirer of all or substantially all of that party's assets or business (or that portion thereof to which this Agreement relates) and/or pursuant to any reorganization of the respective party or (ii) to an Affiliate of the respective party.

26.9.	Counterparts: This Agreement may be executed in counterparts and all counterparts shall constitute an original, and all counterparts shall together constitute one and the same instrument.

27.	Governing Law and Dispute Resolution

27.1.	This Agreement is subject to and governed by the laws of Switzerland without reference to its principles of conflicts of law.

27.2.
All disputes arising out of or in connection with the present agreement including disputes on its conclusion, binding effects, amendment and termination shall be resolved by the ordinary courts of Zurich, Switzerland, without limiting the right of recourse.

For the Licensor:	For the Licensee:

S.L.A. Pharma AG	Paramount BioSciences, LLC.

By:	/s/ D. Slagel	By:	/s/ Jay Lobell
Name:	D. Slagel	Name:	Jay Lobell
Title:	President	Title:	President
Date:	20/03/07	Date:	23/03/07

EXHIBIT 1

LICENSEE CLINICAL DEVELOPMENT PLAN
Anoheal Development Program

[*]

Incostop Development Plan

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 2

PATENTS

Anoheal

USA-
Application number 09/355928 - filing (PCT) date 26/02/1998 - pending
Application number 10/214333 (Publication No. 2004-0028752) - filing (PCT) date 23/02/1998 - pending

Canada-
Application number 2281755 - filing (PCT) date 23/02/1998 (published as W098/36733) - pending

Mexico-
None

Incostop

USA-
Patent number 6635678 (Application number 09/331163) - filing (PCT) date 23/12/1997 - granted 21/12/2003
Application number 10/389773 (Publication No. 2003-0216420) - filing (PCT) date 23/12/1997 - pending

Canada-
Application number 2275663 - filing (PCT) date 23/12/1997 (published as W098/27971) - pending

Mexico-
None

EXHIBIT 3

MATERIAL

ANOHEAL

[*]

INCOSTOP

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 4

TRADEMARKS

Anoheal

USA-
Registration number 2767016 (Application number 75/634497) - filing date 05/02/1999 - registration date 23/09/2003 - granted

Canada-
Application number 890193 - filing date 14/09/1998 - pending to be abandoned (use requirements) Application number 1302465 - filing date 15/05/2006 - pending

Mexico-
Registration number 887847 (Application number 377132) - filing date 28/05/1999 - registration date 24/06/2005 - granted

Incostop

USA-
Application number 76/344233 - filing date 22/06/2000 - registration number 2697369 - registration date 18/03/2003 - granted

Canada-
Application number 1123564 - filing date 29/11/2001 - pending

Mexico-
Application number 521828 - filing date 05/12/2001 - pending

EXHIBIT 5

LICENSOR IND(S)

NONE

EXHIBIT 6 (A)

DISCLOSED AGREEMENTS

Termination Agreement between Licensor and Solvay Pharmaceuticals signed 6/20/05 and 4/08/05

M.A. Kamm and R.S. Phillips under the Assignment Agreement dated March 1997 (See attached.)

EXHIBIT 6 (B)

Anoheal

The European Patent (EP 0969813 B1) in respect of Anoheal has been Opposed by Tecnimede Sociedade Tecnico-Medicinal, S.A. The Opposition Division issued a verbal Decision at the end of a Hearing on January 29, 2007 revoking the Patent. As usual, no reasons for the Decision were given at that time but those reasons will be stated in due course in a Written Decision. It is assumed that the ground is lack of novelty over WO-A-95/06466 (Lubowski). As at February 8, 2007, neither the Hearing Minutes nor the Written Decision had issued. An Appeal against the Decision will be filed within a period specified in the Written Decision but it is unlikely that the Appeal will be heard before 2009.

Incostop

The European Patent (EP 0946155 B1) in respect of Incostop has been Opposed by Norgine BV. The Opposition was filed on December 21, 2006 and an extendable period expiring May 26, 2007 has been allowed for the filing of the Defence. It is unlikely that the Opposition will be heard before 2009. It is believed that Norgine’s primary objective is to obtain amendment of the granted claims to exclude the use of Methoxamine as an active in a topical formulation for the treatment of fecal incontinence or anal itch.

EXHIBIT 6 (C)

TERMINATION AGREEMENT

entered into by and between

1.	S.L.A. Pharma AG, Rebgasse 2, CH-4410 Liestal, Switzerland, hereinafter referred to as "SLA"

and

2.	Solvay Pharmaceuticals, Inc., 901 Sawyer Road, Marietta, Georgia 30062, USA, hereinafter referred to as "SOLVAY"

SLA and SOLVAY being hereinafter referred to as the PARTY(IES).

Preamble

On December 18,2001, SLA and SOLVAY entered into a license agreement (hereinafter referred to as the "INITIAL LICENSE AGREEMENT) for Anoheal® (Diltiazem) and Incostop® (Phenylephrine) (the "PRODUCTS" as defined below) for USA, Canada and Mexico.

Some time after, SLA offered to SOLVAY the extension of the license granted under the INITIAL LICENSE AGREEMENT to the whole world except Japan, North Korea, China and Taiwan.

SOLVAY accepted the above proposal and both PARTIES entered on February 19, 2003, into a Licence Agreement (hereinafter referred to as "LICENCE AGREEMENT") by which SLA granted SOLVAY an exclusive licence under the SLA Patents for the development, manufacturing, marketing use and sale of Anoheal® (Diltiazem) and Incostop® (Phenylephrine) (the "PRODUCTS" as defined below) for the whole world except Japan, North Korea, China and Taiwan, terminating as a consequence the INITIAL LICENSE AGREEMENT.

At the same time, the LICENSE AGREEMENT being subject to the grant of certain co-marketing rights and manufacturing rights with respect to the PRODUCTS to be sublicensed to Gebro Pharma GmbH, A-6391 Fieberbrunn, Austria (hereinafter referred to as “GEBRO”), SOLVAY’s affiliate in Switzerland, Solvay Pharmaceuticals Marketing & Licensing AG, Binningerstrasse 94, CH-4123 Allschwill 1, Switzerland, (hereinafter referred to as “SPML”) entered with GEBRO into a Cooperation Agreement and a Manufacturing and Supply Agreement, granting GEBRO the aforementioned rights.

SLA is now interested to have the rights granted to SOLVAY under the LICENCE AGREEMENT granted back to SLA to enable SLA to develop by itself or through LICENSEE(S) or ASSIGNEE(S) the PRODUCTS and to register, promote, distribute and sell the PRODUCTS in the TERRITORY, as SLA deems appropriate.

SOLVAY is willing to accept the grant-back of the said licence for the PRODUCTS and, as a consequence, the premature termination of the LICENCE AGREEMENT and assignment of the Cooperation Agreement and a Manufacturing and Supply Agreement to SLA, subject to the terms and conditions set forth in this termination agreement (hereinafter “AGREEMENT”).

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are mutually acknowledged, the PARTIES hereto agree as follows:

Preliminary Conditions

1.           In return for SOLVAY’s consent to the grant-back to SLA of the rights granted under the LICENSE AGREEMENT and to the premature termination of the LICENSE AGREEMENT, SLA shall in accordance with the terms of this AGREEMENT pay to SOLVAY certain termination fees (hereinafter referred to as the “TERMINATION FEES”) based as follows:

a)	In case SLA decides to develop and/or commercialize the PRODUCTS in the TERRITORY by itself, SLA shall pay to SOLVAY a royalty over the NET SALES of the PRODUCTS made by SLA in the TERRITORY.
b)
In case SLA decides to develop and/or commercialize the PRODUCTS in the TERRITORY through LICENSEE(S) or ASSIGNEE(S), SLA shall pay to SOLVAY certain amounts of any up-front and milestone payments, as well as a certain percentage of the SLA ROYALTIES (as defined below), received by SLA.

2.           SLA shall, at its sale discretion, decide to license, sub-license or assign any or all of its rights with respect to the PRODUCTS granted back by SOLVAY according to this AGREEMENT provided that SOLVAY receives a prior notice in writing of the name(s) and address(es) of any such LICENSEE(S) or ASSIGNEE(S), as the case may be. Furthermore, notwithstanding such license, sub-license or assignment, SLA shall remain in any case obliged toward SOLWAY, especially but not limited to for the payment of any TERMINATION FEES as provided hereunder.

1.           Definitions

1.1
“AFFILIATE” — shall mean any company or other entity controlling, controlled by or under common control with a PARTY to this AGREEMENT. For the purposes of this AGREEMENT “control” shall mean the power to, directly or indirectly, appoint a majority of the directors, or to otherwise direct or cause the direction of the management or policies of such company or other entity, whether through share ownership, by contract or otherwise;

1.2
"ASSIGNEE(S)" —  shall mean a SLA AFFILIATE or a third party to which SLA has assigned, transferred or in any way passed over any or all of its rights or obligations with respect to the PRODUCTS, to develop, promote, distribute or sell the PRODUCTS in the TERRITORY or part thereof;

1.3	"EFFECTIVE DATE" — shall mean the date of signing of this AGREEMENT.

1.4
"LICENCEE" — shall mean a SLA AFFILIATE or a third party to which SLA has granted rights under license or sublicense as the case may be, to develop, promote, distribute or sell the PRODUCTS in the TERRITORY or part thereof;

1.5
"NET SALES" — shall mean the gross sales of the PRODUCTS invoiced by SLA its LICENSEE(S) or ASSIGNEE(S) or their marketing partners, as the case may be, to third parties in arms length transactions, less all excise and other sales taxes, charges for freight and other duties, all trade, quantity and cash discounts, all rebates and charge backs, allowances or credits to customers on account of rejection, withdrawal, recall or return which are customary in the pharmaceutical industry and which SLA, the LICENSEE(S) or the ASSIGNEE(S) or the marketing partner, as the case may be, have to pay or absorb on such sales.

1.6	“PRODUCTS” — shall mean the pharmaceutical products currently named Anoheal® (Diltiazem) cream and Incostop® (phenylephrine) gel.

1.7
“SLA ROYALTIES” — shall mean any royalties on sales of the PRODUCTS in the TERRITORY due to SLA by LICENSEE(S), ASSIGNEE(S) or marketing partners, based on an agreed percentage (hereinafter referred to as the “ROYALTY RATE”) of the LICENSEE(S), ASSIGNEE(S) or marketing partners’ NET SALES.

1.8	“TERRITORY” — shall mean the whole world except Japan, North Korea, China and Taiwan.

2.           Termination

2.1	As from the EFFECTIVE DATE, the LICENCE AGREEMENT is terminated prematurely and replaced by this AGREEMENT.

2.2
SOLVAY hereby assigns, and SLA herewith accepts being assigned all SPML's right, title and interest and all of SPML obligations under the Cooperation Agreement and Manufacturing and Supply Agreement, provided that SOLVAY shall be responsible to obtain GEBRO's Consent for such assignment in a agreement letter which will be attached to this AGREEMENT.

3.           Grant Back of License

3.1.
From the EFFECTIVE DATE, SOLVAY hereby grants back to SLA the exclusive license formerly granted by SLA to SOLVAY under the LICENSE AGREEMENT with respect to the PRODUCTS, which grant back SLA hereby accepts.

3.2.	Other than expressly stated in this AGREEMENT, SOLVAY retains no rights with respect to the PRODUCTS.

3.3
As a consequence hereof and subject to the terms and conditions set forth in this AGREEMENT, as from the EFFECTIVE DATE SLA shall be responsible for carrying out, or having carried out by LICENSEE(S) or ASSIGNEE(S), all activities relating:

a)	the PRODUCTS development and clinical trials;
b)	the registration of the PRODUCTS;
c)	the promotion, distribution and sale of the PRODUCTS in the TERRITORY, as SLA will deem appropriate.

4.           Transfer of data

As from the EFFECTIVE DATE, SOLVAY shall transfer and/or reassign to SLA, as the case may be

4.1.	All the PRODUCTS development data and clinical trials generated by SOLVAY or received from SLA during the LICENSE AGREEMENT.

4.2.	All the regulatory documents and files with respect to the PRODUCTS generated by SOLVAY or received from SLA during the LICENSE AGREEMENT.

4.3	All marketing data generated by SOLVAY during the LICENSE AGREEMENT.

5.           Development and Commercialization of the PRODUCTS and Partnering

5.1.
SLA shall keep SOLVAY regularly informed of its discussions and negotiations regarding the development and/or commercialization of the PRODUCTS in the TERRITORY through LICENSEE(S) or ASSIGNEE(S), as the case may be

5.2.
SOLVAY shall provide to SLA free of charge, at SLA's request, reasonable technical assistance from its New Business Development Department in SLA's partnering discussions, provided that such assistance shall be supplied only to the extent that SOLVAY, in its sole discretion, determines that (a) it has sufficient resources available to provide such assistance, and (b) such technical assistance provided by SOLVAY shall be limited in Fall Time Equivalents and in time to one (1) FTE for up to a maximum of eighty (80) hours to be taken within eighteen months as from the EFFECTIVE DATE.

6.           TERMINATION FEES

6.1.
In consideration of the grant back to SLA by SOLVAY of the exclusive rights to the PRODUCTS and SOLVAY's acceptance of the premature termination of the LICENSE AGREEMENT, SLA shall pay to SOLVAY certain TERMINATION FEES.

6.2.
In case SLA decides to develop and/or commercialize the PRODUCTS in the TERRITORY by itself, the TERMINATION FEES payable by SLA to SOLVAY shall be equal to [*] percent ([*]%) of the NET SALES of the PRODUCTS in the TERRITORY.

6.3.
In case SLA decides to develop and/or commercialize the PRODUCTS in the TERRITORY through LICENSEE(S) or ASSIGNEE(S) as the case may be and subject to clause 6.3.3 below, SLA shall pay to SOLVAY the following TERMINATION FEES:

6.3.1       TERMINATION FEES on upfront and/or milestone payments:

SLA shall pay to SOLVAY on any upfront and/or milestone payments received by it the following TERMINATION FEES:

a)	On the [*] USD ($[*]) received by SLA as up-front and/or milestone payments, SLA shall [*] to SOLVAY;
b)	[*] percent ([*]%) of the aggregate of up-front and/or milestone payments received by SLA exceeding [*] USD ($ [*]) and not exceeding [*] USD ($[*]);
c)	[*] percent ([*]%) of the aggregate of up-front and/or milestone payments received by SLA exceeding [*] USD ($ [*]).

6.3.2       TERMINATION FEES on SLA ROYALTIES:

SLA shall pay to SOLVAY the following percentage of SLA ROYALTIES:

(i)	up to and including a ROYALTY RATE imposed on the LICENSE(S) or the ASSIGNEE(S) equal to [*] percent ([*]%), SLA shall pay to SOLVAY [*] percent ([*]%) of SLA ROYALTIES;
(ii)	as from a ROYALTY RATE imposed on the LICENSE(S) or the ASSIGNEE(S) exceeding [*] percent ([*]%), SLA shall pay to SOLVAY [*] percent ([*]%) of SLA ROYALTIES.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.3.3
Notwithstanding the above, it is agreed between the PARTIES that in case SLA was to pay any down payment to GEBRO according to the Cooperation Agreement assigned to SLA as per this AGREEMENT, the next TERMINATION FEES normally due to SOLVAY as described under this Clause 6.3 shall not have be paid by SLA to SOLVAY. The TERMINATIONS will only become due again as from the moment SLA shall be considered as having received from LICENSEE(S) or ASSIGNEE(S) an aggregate amount of up-front and/or milestone payments as well as of SLA ROYALTIES equal to the amount of the down payment paid to GEBRO.

6.4.
SOLVAY shall have the .right to require payment of any TERMINATION FEES directly from SLA's LICENSEE(S) or ASSIGNEE(S) for NET SALES in case of a default in payment by SLA, and SLA's LICENSEE(S) or ASSIGNEE(S) shall specifically agree in their agreement with SLA that in the event of such requests it shall make all TERMINATION FEES payments and furnish reports and documents directly to SOLVAY.

6.5.
The TERMINATION FEES according to this Clause 6 shall be paid to SOLVAY as long as the PRODUCTS are sold by SLA and/or its successors and/or its LICENSEE(S) or ASSIGNEE(S) and/or their successors in the TERRITORY.

6.6.
Accounting and payment of the TERMINATION FEES shall be effectuated on a quarterly basis in accordance with internationally recognised accounting principles. SLA shall submit the statement of accounts April, July, October and January of each year, and pay the TERMINATION FEES for each quarter within thirty (30) days after the end of the calendar quarter.

6.7.	The TERMINATION FEES shall be paid in USD to the bank account indicated by SOLVAY.

6.8.	SLA shall always keep up-to-date and correct records of the sales of the PRODUCTS so that SOLVAY or its accounting expert is able to verify the NET SALES and the SLA ROYALTIES.

6.9.
SOLVAY is entitled to have these figures verified by an accounting expert at any time upon its first request not more than once a year; in such case SLA shall permit the accounting expert delegated by SOLVAY to inspect its books and other accounts relating to the PRODUCTS as well as relevant documents to the extent required for that purpose upon reasonable prior written notice and during normal business hours.

7.           Applicable Law and Jurisdiction

7.1.	This Termination Agreement shall in all parts exclusively be construed under, governed by, interpreted under, and made subject to the laws of Switzerland.

7.2.
Any dispute arising out of or in connection with this Termination Agreement shall be solved amicably. If the PARTIES do not come to a mutual understanding, then it is hereby agreed that any dispute shall be settled exclusively by the Commercial Court of Zürich.

8.           Miscellaneous

8.1.
If any provision thereof is or becomes invalid, the existence of this AGREEMENT and the validity of the remaining provisions shall not be effected thereby. The contracting PARTIES shall immediately and by mutual agreement replace the invalid provisions by a valid provision which is as consistent as possible with the original intent of the contracting PARTIES.

8.2.	Any amendment to and/or modification of this AGREEMENT shall only be valid if made in writing and signed by both PARTIES.

8.3.
Neither this AGREEMENT nor any interest under this AGREEMENT shall be assignable by either PARTY without the written consent of the other, provided, however, that either PARTY may assign this AGREEMENT or any part thereof to any AFFILIATE or to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other PARTY.

IN WITNESS WHEREOF the PARTIES hereto have duly executed this AGREEMENT in a legally binding manner

S.L.A. Pharma AG	Solvay Pharmaceuticals, Inc

/s/ D. Slagel	/s/ Harold H. Shelvin
Harold H. Shelvin
Liestal,	President & CEO
Solvay Pharmaceuticals, Inc.
4/08/05	6/20/05

Annex
to the Termination Agreement between
S.L.A. Pharma AG and Solvay Pharmaceuticals, Inc.

Assignment and assumption Agreement

To be attached.

DATED                      March 1997

(1)            DR MA KAMM

(2)           MR RS PHILLIPS

and

(3)           SLACO PHARMA AG

ASSIGNMENT AGREEMENT

Stringer Saul
Marcol House
293 Regent Street
London W1R 7PD

ASSIGNMENT AGREEMENT

THIS AGREEMENT is made the        day of March 1997

BETWEEN

Dr Michael A. Kamm of [*] and Mr Robin K S Phillips of [*] (hereinafter together called "the Assignors")

and

Slaco Phanna AG, a Swiss company incorporated under the laws of Switzerland having its principal office at Oristalstrasse 87a, 73 Postfach, CH-4410 Leistal, Switzerland (hereinafter called "the Assignee")

WHEREAS the Assignors have agreed to assign the First Invention and Second Invention to the Assignee in accordance with the terms and conditions hereinafter mentioned.

THEREFORE in consideration of the mutual understanding set out below IT IS HEREBY AGREED AS FOLLOWS:

1	In consideration of the matters set out below the Assignors assign all world-wide rights to and in:

1.1
patent application numbers 9626750.5, 9626739.8 and 9703750.1 which applications relate to compounds for treating anal incontinence by means of a pharmaceutical composition (hereinafter called "the First Invention")

1.2	patent application number 9703309.6 which application relates to a compound which has an effect on the longitudinal muscle for treating anal disorders (hereinafter called "the Second Invention")

2
The Assignors will provide the Assignee with all necessary know-how and in return the Assignee will involve the Assignors in all future development of the compounds covered by this Agreement and will keep the Assignors fully informed of the status of all developments including but not limited to clinical trials. The Assignee shall be responsible for conducting all relevant clinical and other trials relating to the development of the First and Second Inventions and will appoint independent centres to conduct certain of the clinical or other trials. However, before instructing any independent centre to conduct such trials the Assignee shall always first offer the Assignors the right to conduct such trial on commercial terms to be agreed and the Assignors may accept or reject the offer as they see fit.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3
The Assignee will be responsible for all filing of patents and all costs that are incurred and shall at its own cost diligently prosecute to grant all patent applications made or to be in respect of the First Invention and the Second Invention. The Assignee will be responsible for maintaining the validity of the patents when they issue for the fall terms thereof and will be responsible for the enforcement of the patents when they issue and the assignee covenants to use its reasonable endeavours to enforce the patents against infringers.

4	The Assignee shall make all diligent efforts to develop the First Invention and the Second Invention and will meet all development costs in those counties where patents are granted or pending.

5
The Assignors receive [*] percent ([*]%) of the Net Sales Value shared equally in respect of world-wide sales where products comprising the compounds which form the subject matter of the First or Second Invention are marketed by the Assignee. This level of royalties shall continue for the duration of the patent where granted (as extended by any supplementary protection certificate if obtained in any particular country), or in the event of a patent application not being granted royalties shall continue for the life of the products and be reduced by mutual consent if the sales are adversely affected by competitor products.

6
The Assignee undertakes that it will assign unconditionally to the Assignors [*] ([*]) percent of any royalty payment shared equally (less all applicable credits) payable to the Assignee accruing out of the rights and obligations contained in any licence or assignment agreement(s) between the Assignee and any other party.

7
The Assignee undertakes that it will assign. unconditionally to the Assignors [*] percent ([*]%) of all up-front and sell-off payments shared equally which have been negotiated by the Assignee and a third party in respect of the sale to such third party of all or any of the patents or patent applications resulting from the First or Second Invention..

8
The Assignee when conducting negotiations with a third party, when any patent or patent application is proposed to be licensed or assigned to the third party, shall use its best endeavours to achieve an agreement which ensures that the same percentage of royalties payable to the Assignors in accordance with clause 5 above shall continue without interruption.

9	MARKETING

The Assignee shall use its reasonable endeavours to market products resulting from the First or Second Inventions and to ensure that an equivalent provision is included in any licence or assignment that it proposes to enter into with any third party.

10	PAYMENT TO THE ASSIGNORS

10.1
The Assignee will supply to the Assignors all royalty reports, sales, figures and other relevant information and will allow the Assignors or their duly appointed agents to inspect at the Assignee's place of business all records relating to the sales and transactions of the compounds covered by the agreements.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.2
All royalty payments payable by any company in respect of net sales of the compounds in any territory shall be apportioned between Assignee and the Assignors in accordance with the above and said amounts are paid directly to the Assignors by electronic fund transfer to the Assignors' accounts the details of which shall be provided to the Assignee. This shall also apply to all up-front and sell-off payments.

10.3
As from the date of issue of a product licence in respect of products containing the compounds disclosed in the First or Second Invention on a country by country basis, the Assignee shall pay the Assignors a royalty as specified in this Agreement.  Payments shall be made quarterly in arrears, allowing up to three weeks following the quarter-end.

10.4
Royalty payments shall be paid in pounds sterling and shall be calculated in the currency in which the sales are made and where conversions of currency are necessary shall be converted at the rate of exchange at the date when payment is due. All bank charges and exchange expenses shall be at the expense of the Assignee.

11	NOTICES

11.1
Any notice to be given hereunder shall be sent by first class mail with recorded delivery to the other party at the addresses contained herein or at such other addresses as each party shall have indicated to each other and shall be deemed to be given two (2) days following the date of mailing.

11.2
In the event that the Assignee proposes to assign, change or licence any or all of the patents granted or applied for in any country in the world in respect of the composition, they will negotiate with the third party on an arms' length basis so as to secure the best commercial terms possible, and they will promptly notify the Assignors of the terms and conditions of the proposed transactions and prior to the entering into of any contractual commitment obtain the Assignors prior approval; such approval not to be unreasonably withheld save that the Assignee agrees that it will be reasonable for the Assignors to withhold their approval to any proposed licence, assignment or other agreement which does not ensure that they continue to receive the same level of royalties as provided for in clause 5 above unless there are any legal or commercial circumstances applicable in a particular country or countries to which the proposed agreement relates which prevent such level of royalty being achieved.

11.3	The Assignors shall be kept informed of all distribution and marketing arrangements entered into by the Assignee.

12	GOVERNING LAW

Disputes in relation to this Agreement which arise between the Assignors and the assignee shall be governed by the laws of England and shall be subject to the exclusive jurisdiction of the English Courts.

13	WAIVER

A waiver by one party of a breach by the other party of any terms of this Assignment shall not prevent the subsequent enforcement of the terms and shall not be deemed a waiver of any subsequent breach.

14	DEFINITIONS

The singular includes the plural and vice-versa where the context so admits or requires reference to the Assignors and Assignee shall include their respective employees or agents.

"Territory" means any country or state in which the First or Second Invention is sold.

"Net Sales Value" for the purposes of this Agreement means the price paid by third parties (including but not limited to distributors or agents) to the Assignee in respect of any product comprising the First or Second Invention in an arm's length transaction exclusively for money after deduction of normal (not special or promotional) trade discounts actually granted and of any credits actually given by the Assignee for returned or defective goods and excluding or making proper deductions for any costs of packing, insurance, carriage and freight and Value Added Tax or other sales tax and applicable governmental levies or subject in all cases to the same being separately charged on customer invoices. In any sale or other disposal of any products or part thereof otherwise then in any arm's length transaction exclusively for money, the fair market price (if higher) shall be substituted for the Net Sales Value.

15	EFFECTIVE DATE

This Agreement shall be effective from the date of the signed signature.

IN WITNESS whereof the parties have caused this Agreement to be signed by themselves or their duly authorised representatives on the date below written.

SIGNED by Dr Michael A. Kamm			)
in the presence of:			)		/s/ Michael Kamm
Dr Michael A Kamm

Witness Name	:	L. Flack
Witness Address	:	[*]
[*]
Witness Signature	:	/s/ L. Flack

SIGNED by Mr Robin S Phillips			)
in the presence of:			)		/s/ Robin Phillips
Mr Robin S Phillips

Witness Name	:	P. Shawyer
Witness Address	:	[*]

Witness Signature	:	/s/ P. Shawyer

SIGNED by			)
duly authorized on behalf of			)	/s/ D. Slagel
SLACO PHARMA AG			)
in the presence of:			)

Witness Name	:	Joan N. Goldston
Witness Address	:	[*]

Witness Signature	:	/s/ Joan N. Goldston

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 7

SUBSCRIPTION AGREEMENT

(SEE ATTACHED)

EXHIBIT 7

FORM OF STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of _____, 2007, by and between the undersigned (the "Purchaser") and __________, Inc. a Delaware corporation having a business address at 787 Seventh Avenue, New York, NY 10019 (the "Corporation").

RECITALS

WHEREAS, the Corporation desires to sell shares of common stock, par value $.001 per share, of the Corporation (which class of shares is referred to herein as "Common Stock") to Purchaser, and Purchaser desires to purchase these shares, upon the terms and conditions herein specified; and

WHEREAS, Purchaser is willing to subject the Stock (as defined herein) to the restrictions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises herein contained, the parties hereby agree as follows:

1.            Issuance and Acquisition of Stock.

(a)           Immediately after the execution of this Agreement by the parties, the Corporation shall transfer to the Purchaser, and the Purchaser shall acquire from the Corporation, the number of shares of Common Stock listed beside the Purchaser's name on the signature page hereto (the "Stock"), at the purchase price of $.001 per share, for the total purchase price listed below the Purchaser's name on the signature page hereto (the "Purchase Price").

(b)          As soon as reasonably practicable after the execution of this Agreement, the Corporation shall deliver to the Purchaser a certificate or certificates evidencing the Stock, registered in the name of the Purchaser and concurrently therewith the Purchaser shall make payment for the Stock by delivering to the Seller a check payable to the Corporation in the amount of the Purchase Price.

2.            Violation Of Transfer Provisions.  The Corporation shall not be required (i) to transfer on its books any shares of Stock which shall have been sold, transferred, assigned or pledged in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so sold, transferred, assigned or pledged.

3.           Rights as Shareholder.  Except as otherwise provided herein during the term of this Agreement, the Purchaser shall exercise all rights and privileges of a shareholder of the Corporation with respect to the Stock.

4.           Representation and Warranties by the Corporation.

The Corporation represents, warrants and covenants with the Purchaser as follows:

(a)           The Corporation has all necessary power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby.  This Agreement has been validly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.  The execution and delivery of this Agreement by the Corporation do not and the performance of its obligations under this Agreement will not conflict with or result in any breach or constitute a default under any contracts to which the Corporation is a party or by which the Corporation or any property or asset of the Corporation is bound or affected.

(b)           The Corporation has good title to the Stock and owns the Stock free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens") other than restrictions on transfer imposed under the Securities Act of 1933, as amended (the "Securities Act").  Upon delivery thereof to the Purchaser, the Purchaser shall acquire good title to the Stock, free and clear of any Liens other than the restrictions set forth in this Agreement and under the Securities Act.  The Stock is validly issued, fully paid and nonassessable.  The Corporation is transferring the Stock to the Purchaser hereunder pursuant to a valid exemption from registration under the Securities Act.

5.           Representations and Warranties by the Purchaser.

The Purchaser represents, warrants and covenants with the Corporation as follows:

(a)           The Purchaser has all necessary power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby.  This Agreement has been validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.  The execution and delivery of this Agreement by the Purchaser do not and the performance of its obligations under this Agreement will not conflict with or result in any breach or constitute a default under any contracts to which the Purchaser is a party or by which the Purchaser or any property or asset of the Purchaser is bound or affected.

(b)           The Stock will be acquired by the Purchaser for his own account with the Purchaser's own funds for investment purposes and for the Purchaser's own account, not as a nominee or agent for any other person, firm or corporation, and not with a view to the sale or distribution of all or any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Stock.  The Purchaser does not have any contract, undertaking, agreement or arrangement with any person, firm or corporation to sell, transfer or grant any participation to any person, firm or corporation with respect to any or all of the Stock.

(c)           The Purchaser understands that the Stock will not be registered under the Securities Act of 1933, as amended, (the "Securities Act"), and that the Stock is being issued and sold to the Purchaser based upon an exemption from registration predicated in part on the accuracy and completeness of the Purchaser's representations and warranties appearing herein.

(d)           The Purchaser agrees that in no event will the Purchaser sell, transfer, assign or pledge all or any part of the Stock or any interest therein, unless and until (i) the Purchaser shall have furnished the Corporation with an opinion of counsel satisfactory in form and content to the Corporation to the effect that (A) such disposition will not require registration of the Stock under the Securities Act or compliance with applicable state securities laws, or (B) appropriate action necessary for compliance with the Securities Act and applicable state securities laws has been taken; (ii) the Corporation shall have waived, expressly and in writing, its right under clause (i) of this subsection; and (iii) the proposed transferee of the Stock shall have provided the Corporation with a written agreement or undertaking by which such transferee agrees to be bound by all terms, conditions and limitations of this Agreement applicable to such transferee's transferor as if such transferee were a party hereto.  The requirement of subparagraph (iii) shall not apply to any transfer (A) pursuant to an offering registered under the Securities Act, (B) pursuant to Rule 144 under the Securities Act or (C) effected in a market transaction otherwise exempt from registration under the Securities Act.

(e)           The Purchaser is able to fend for itself in connection with the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters (including investments in development stage biotechnology companies) as to be capable of evaluating the merits and risks of its investment in the Corporation, has the ability to bear the economic risks of its investment for an indefinite period of time and can afford a complete loss of its investment and has had the opportunity prior to the Purchaser's purchase of the Stock to ask questions of and receive answers from representatives of the Corporation concerning the finances, operations and business of the Corporation.  The Purchaser acknowledges and agrees that (i) it is not relying upon any statement, promise or assurance of the Corporation or any investor in the Corporation (or any representative of the Corporation or any such investor) in arriving at the Purchaser's decision to purchase the Stock, and has not otherwise been induced to purchase the Stock by the Corporation or any such investor (or any representative of the Corporation or any such investor); and that (ii) it has decided to purchase the Stock based upon the Purchaser's own analysis of the merits and risks of investing in the Corporation without the intervention or assistance of any other person, firm or corporation.

(f)           The Purchaser understands and acknowledges that the Purchaser will not be permitted to sell, transfer, assign or pledge the Stock until it is registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available to the Purchaser, and that there is no assurance that such an exemption from registration will ever be available or that the Purchaser will ever be able to sell any of the Stock.

(g)          All certificates representing the Stock and, until such time as the Stock is sold in an offering which is registered under the Securities Act or the Corporation shall have received an opinion of counsel satisfactory in form and content to the Corporation that such registration is not required in connection with a resale (or subsequent resale) of the Stock, all certificates issued in transfer thereof or substitution therefor, shall, where applicable, have endorsed thereon the following (or substantially equivalent) legends:

(i)
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE WITHOUT THE EXPRESS WRITTEN CONSENT OF __________, INC., (THE "COMPANY") AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.  ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

(ii)	Any legend required to be placed thereon by any applicable state securities law.

(h)          The Corporation shall not be obligated to transfer any of the Stock if counsel for the Corporation determines that any applicable registration requirement under the Securities Act or any other applicable requirement of federal or state law has not been met.

6.           General Provisions.

(a)          No Assignments.  The Purchaser shall not transfer, assign or encumber any of its rights, privileges, duties or obligations under this Agreement without the prior written consent of the Corporation, and any attempt to so transfer, assign or encumber shall be void.

(b)          Notices.  All notices and other communications which are required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be sufficiently given (i) if personally delivered, (ii) if sent by telex or facsimile, provided that "answer-back" confirmation is received by the sender or (iii) upon receipt, if sent by registered or certified mail, postage paid return receipt requested in any case addressed as follows:

(i)	If to the Corporation:

____________________________________
____________________________________
____________________________________

(ii)	If to the Purchaser, to the address set forth on the signature page of this Agreement.

The address of a party, for the purposes of this Section 6(b)(ii), may be changed by giving written notice to the other party of such change in the manner provided herein for giving notice.  Unless and until such written notice is received, the addresses as provided herein shall be deemed to continue in effect for all purposes hereunder.

(c)          Standoff Agreement.  The Purchaser agrees that, in connection with each underwritten public offering registered under the Securities Act of shares of Common Stock or other equity securities of the Corporation by or on behalf of the Corporation, the Purchaser shall not sell or transfer, or offer to sell or transfer, any shares of Common Stock or other equity securities of the Corporation for such period as the managing underwriter of such offering or the Corporation determines is necessary to effect the underwritten public offering.

(d)          Choice of Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws (without giving effect to the conflicts of law principles) of the State of New York.

(e)          Severability.  The parties hereto agree that the terms and provisions in this Agreement are reasonable and shall be binding and enforceable in accordance with the terms hereof and, in any event, that the terms and provisions of this Agreement shall be enforced to the fullest extent permissible under law.  In the event that any term or provision of this Agreement shall for any reason be adjudged to be unenforceable or invalid, then such unenforceable or invalid term or provisions shall not affect the enforceability or validity of the remaining terms and provisions of this Agreement, and the parties hereto hereby agree to replace such unenforceable or invalid term or provision with an enforceable and valid arrangement which, in its economic effect, shall be as close as possible to the unenforceable or invalid term or provision.

(f)           Successors.  All references in this Agreement to the Corporation shall include any and all successors in interest to the Corporation, whether by merger, consolidation, sale of all or substantially all assets or otherwise, and this Agreement shall inure to the benefit of the successors and assigns of the Corporation and, subject to the terms herein set forth, shall be binding upon the Purchaser, its successors and permitted assigns.

(g)          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(h)         Modification, Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective against the Corporation unless the same shall be in a written instrument signed by an officer of the Corporation on its behalf and such instrument is approved by its Board of Directors.  The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

(i)           Further Assurances.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(j)           Integration.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

(k)          Headings.  The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(l)           Gender and Number.  As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the content so requires.  Additionally, unless the context requires otherwise, "or" is not exclusive.

EXHIBIT 8

MATERIAL AGREEMENTS

NONE OTHER THAN DISCLOSED AGREEMENTS

EXHIBIT 9

WITHOLDING TAX - EXEMPTION CERTIFICATE

(SEE ATTACHED)

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

AMENDMENT NO. 1 TO EXCLUSIVE LICENSE AGREEMENT

AMENDMENT NO. 1 TO EXCLUSIVE LICENSE AGREEMENT, dated July 24, 2008 (this “Amendment”), between S.L.A. PARMA AG (the “Licensor”), and VENTRUS BIOSCIENCES, INC., as assignee of Paramount Biosciences, LLC (the “Licensee”).

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive License Agreement, dated as of March 23, 2007 (the “License Agreement”);

WHEREAS, the parties hereto desire to amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows:

1.           Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the License Agreement.

2.           Amendments.

(a)           “Maximum Anoheal Amount”, as defined in Section 12.2 of the License Agreement, shall be increased to US$4,000,000, to be used by Licensor for the Anoheal Project, and all references to Maximum Anoheal Amount in such License Agreement shall be deemed a reference to this increased amount.  Notwithstanding anything to the contrary contained in the License Agreement, the Maximum Anoheal Amount shall be paid in advance in accordance with the schedule set forth on Annex I hereto, so that on each Specified Date set forth therein Licensor shall have available to it no less than the Threshold Amount set forth on Annex I.

(b)           Notwithstanding anything contained in Sections 8.2.2 of the License Agreement to the contrary, Licensee’s obligation to make the “Anoheal Project Payment” shall terminate upon the earlier of (i) the date Licensee informed Licensor in writing of the termination of the Anoheal Project and (ii) such time as an NDA relating to a Licensed Product incorporating Anoheal API is filed by the License, its Affiliate or sublicensee.

(c)           Notwithstanding anything contained in Sections 8.2.3 of the License Agreement to the contrary, Licensee’s obligation to make the “Incostop Project Payment” shall terminate upon the earlier of (i) the date Licensee informed Licensor in writing of the termination of the Incostop Project and (ii) such time as an NDA relating to a Licensed Product incorporating InCostop API is filed by the Licensee, its Affiliate or sublicensee.

(d)          For the avoidance of doubt it is stated that the due dates for Anoheal Project Payments and the Incostop Project Payments as defined in Section 8.2.1 of the License Agreement are not affected by the payment schedule in Annex I but shall continue to be due at the end of each calendar month.

(e)          The Licensee shall reimburse the Licensor the costs of the sponsored research fellow in Australia. Such salary costs will be invoiced quarterly to the Licensee at a rate of £10,000 per quarter for the next eighteen (18) months. Such amounts shall be paid by Licensee in addition to the Maximum Anoheal Amount.

(f)           Notwithstanding anything contained in Section 23.4 of the License Agreement to the contrary, the cure period for purposes of a material breach or material default of the License Agreement relating in its entirety to failure to pay to the Licensor the amounts set forth in accordance with the schedule on Annex I  hereto or the Anoheal Project Payments or the Incostop Project Payments, on each date specified, shall be twenty one (21) days from the date the notice of termination is received by the non-breaching or non-defaulting party. For the avoidance of doubt, no other cure period set forth in Section 23.4 of the License Agreement shall apply with respect to a material breach or material default by the Licensee with respect to the payments set forth on Annex I hereto, the Anoheal Project Payments and the Incostop Project Payments. Notwithstanding anything contained in Section 23.4 of the License Agreement to the contrary the License Agreement shall end without further notice upon expiration of the 21 day cure period, if such material breach or material default has not otherwise been cured. Upon termination of the Projects pursuant to this clause, all rights to the Patents relating to Incostop Project and the Anoheal Project shall revert to the Licensor.

3.           Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

4.           Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of Switzerland without regard to principles of conflicts of law.

5.           Dispute Resolution. All disputes arising out of or in connection with this Amendment shall be resolved by the ordinary courts of Zurich, Switzerland, without limiting the right of recourse.

6.           No Other Amendments. Except as expressly set forth herein, the License Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the License Agreement.

7.           Effectiveness. This Amendment shall become effective immediately upon the date hereof.

2

8.           References to the License Agreement. From and after the date hereof,  all references in the License Agreement and any other documents to the License Agreement shall be deemed to be references to the License Agreement after giving effect to this Amendment.

* * * * *

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Exclusive License Agreement as of the date first written above.

SLA PHARMA AG		VENTRUS BIOSCIENCES, INC.

By:	/s/ Rudolf Syz 28-7-2008	By:	/s/ Thomas Rowland
	Name: Rudolf Syz		Name: Thomas Rowland
	Title: Director		Title: President & CEO

4

ANNEX I

Specified Date	Nature of Payment	Threshold Amount
November 30, 2008	Cost of Anoheal development from June 2008 to October 2008	$300,000
November 30, 2008	First upfront installment to SLA	$1,000,000
April 30, 2009	Second upfront installment to SLA	$800,000
October 30, 2009	Third upfront installment to SLA	$700,000
April 30, 2010	Final upfront installment to SLA	Balance of $4,000,000

PARAMOUNT BIOSCIENCES, LLC
787 Seventh Avenue
48th Floor
New York, NY 10019
October 27, 2008

SLA Pharma AG
Rebgasse 2
Liestal, Switzerland
Attn: David Slagel

Dear David:

Reference is hereby made to the Exclusive License Agreement, dated as of March 23, 2007, as amended on July 24, 2008 (the “License Agreement”), between SLA Pharma AG (“SLA”) and Ventrus Biosciences Inc. (“Ventrus”), as assignee of Paramount Biosciences, LLC (“Paramount”).  Paramount shall make a payment (the “Payment”) in an amount equal to USD$100,000 to SLA on behalf of Ventrus on the date hereof, in partial satisfaction of the $250,000 presently owed by Ventrus to SLA that has been guaranteed by Lindsay A. Rosenwald, M.D.  At such time as (i) no cash payments are past due under the License Agreement, and (ii) Ventrus has paid SLA an amount of cash exceeding what is then owed under the License Agreement by at least USD$100,000, SLA shall promptly remit to Paramount an amount equal to USD$100,000.
* * * * *

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters addressed above, please indicate your acceptance and approval below.
PARAMOUNT BIOSCIENCES, LLC

By:	/s/	Lindsay A. Rosenwald
Name: Lindsay A. Rosenwald, MD
Title: Sole Member

VENTRUS BIOSCIENCES, INC.

By:	/s/	Thomas Rowland
Name: Thomas Rowland
Title: President & CEO

AGREED AND ACKNOWLEDGED:

SLA PHARMA AG

By:	/s/ D. Slagel
Name: D. Slagel
Title: President
29/10/08

2

AMENDMENT NO. 2 TO EXCLUSIVE LICENSE AGREEMENT

AMENDMENT NO. 2 TO EXCLUSIVE LICENSE AGREEMENT, dated November 20, 2008 (this “Amendment”), between S.L.A. PARMA AG (the “Licensor”), and VENTRUS BIOSCIENCES, INC., (the “Licensee”) as assignee of Paramount Biosciences, LLC (“Paramount”).

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive License Agreement, dated as of March 23, 2007, as amended by Amendment No. 1 to Exclusive License Agreement dated as of July 24, 2008 (as amended to date, the “License Agreement”);

WHEREAS, the parties hereto desire to further amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows:

1.           Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the License Agreement.

2.           Amendments.

(a)           Notwithstanding anything to the contrary contained in the License Agreement, the Maximum Anoheal Amount shall be paid in advance in accordance with the schedule set forth on Annex I hereto, so that on each Specified Date set forth therein Licensor shall have available to it no less than the Threshold Amount set forth on Annex I.

(b)           As of October 31, 2008 Licensee owes to Licensor the amounts set forth on Annex II.  Notwithstanding anything contained in Section 8.2 of the License Agreement to the contrary, Licensee’s obligation to make the Anoheal Project Payment and the Incostop Project Payment from the date hereof through December 31, 2008 (such period, the “Forbearance Period”) shall be suspended, and such amounts shall instead accrue and be payable in full at the end of the Forbearance Period.

(c)           Notwithstanding anything contained in Section 23.4 of the License Agreement and section 2 (f) of Amendment No. 1 to the Exclusive License Agreement to the contrary, the cure period for purposes of a material breach or material default of the License Agreement relating in its entirety to failure to pay to the Licensor any amounts due under the License Agreement, shall be twenty one (21) days from the date the notice of termination is received by the non-breaching or non-defaulting party.  For the avoidance of doubt, no other cure period set forth in Section 23.4 of the License Agreement shall apply with respect to a material breach or material default by the Licensee with respect to any payments due to the Licensor.  Notwithstanding anything contained in Section 23.4 of the License Agreement to the contrary the License Agreement shall end without further notice upon expiration of the 21 day cure period, if such material breach or material default has not otherwise been cured, subject to clause 2 (d) hereafter.  Upon termination of the Projects pursuant to this clause, all rights to the Patents relating to Incostop Project and the Anoheal Project shall revert to the Licensor.

(d)           In the event Licensor does not receive new funds in the amount of at least USD $1 (one) million on or before December 31, 2008 (the “Funds”), payment of all monies due under the License Agreement shall be suspended until the earlier of (i) the date Licensee receives the Funds and (ii) February 28, 2009 (“the Extended Forbearance Period”), subject to clause 2 (e) hereafter.

(e)           Notwithstanding anything to the contrary in section 2 (d) above Licensee shall make the payments set forth in Annex III in accordance with the schedule set forth therein, so that on each Specified Date set forth therein Licensor shall have available to it no less than the Threshold Amount set forth in Annex III.

(f)            Notwithstanding anything contained in Section 2 (e) above, Licensor shall be entitled to terminate the License Agreement without notice and with immediate effect, if any of the payments set forth in Annex III is not available to him on the Specified Date.

For so long as Licensee complies with the payment terms and conditions of this Amendment, then Licensee shall not be entitled to terminate this License Agreement for non-payment pursuant to Section 23.4 thereof.

3.           Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

4.           Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of Switzerland without regard to principles of conflicts of law.

5.           Dispute Resolution. All disputes arising out of or in connection with this Amendment shall be resolved by the ordinary courts of Zurich, Switzerland, without limiting the right of recourse.

6.           No Other Amendments. Except as expressly set forth herein, the License Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the License Agreement.

7.           Effectiveness. This Amendment shall become effective immediately upon the date hereof.

2

8.           References to the License Agreement. From and after the date hereof, all references in the License Agreement and any other documents to the License Agreement shall be deemed to be references to the License Agreement after giving effect to this Amendment.

* * * * *

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Exclusive License Agreement as of the date first written above.

SLA PHARMA AG		VENTRUS BIOSCIENCES, INC.

By:	/s/ David Slagel	By:	/s/ Thomas Rowland
	Name: David Slagel		Name: Thomas Rowland
	Title: PRESIDENT		Title: President & CEO

PARAMOUNT BIOSCIENCES, LLC

By:	/s/ Lindsay A. Rosenwald
Name: Lindsay A. Rosenwald, MD
Title: Sole Member

Legal Approved
Initial:	MRD
Date:

4

ANNEX I

Specified Date	Nature of Payment	Threshold Amount
December 31, 2008	In account of cost of Anoheal development from June 2008 to December 2008	$300,000
December 31, 2008	First upfront installment to SLA	$1,000,000
April 30, 2009	Second upfront installment to SLA	$800,000
October 30, 2009	Third upfront installment to SLA	$700,000
April 30, 2010	Final upfront installment to SLA	Balance of $4,000,000

ANNEX II

Annex II

S.L.A. Pharma AG					Invoices to Ventrus Schedule Outstanding			as of 01/10/08

Invoice Date	Invoice No.	Invoice Type	Period	Invoice Amount	Date Received	Amount Received		Balance Due
2/29/2008	12A	DR	February ‘08	166,863.00
3/1/2008	13B	MF	March ‘08	88,000.00
3/31/2008	13A	DR	March ‘08	91,593.00
3/31/2008	4D	PR	March ‘08	10,695.00
3/31/2008	1E	OS	March ‘08	9,430.00
4/30/2008	14B	MF	April ‘08	53,000.00
4/30/2008	14A	DR	April ‘08	111,566.00
5/31/2008	16B	MF	May ‘08	83,000.00
5/31/2008	15A	DR	May ‘08	116,987.00	8/20/2008	249,863.00	*)
6/26/2008	16B	MF	June ‘08	83,000.00	7/11/2008	100,000.00	*)
6/30/2008	6D	PR	June ‘08	36,760.00	7/22/2008	160,000.00	*)
7/31/2008	17B	MF	July ‘08	83,000.00
8/31/2008	16B	IJF	August ‘08	83,000.00
9/20/2008	16B	IJF	September ‘08	83,000.00
9/20/2008	6D	PR	September ‘08	21,802.00
9/30/2008	2E	OS	September ‘08	16,169.00	10/29/2008	100,000.00	*)
10/31/2008	20B	IJP	October ‘08	83,000.00

				2,245,885.00		899,065.00		$880,122.00

			Invoice Type and _____ reference			* from Paramount

		MF Management Fee (ref 0.2)
		DR Development recharge (ref 12.2)
		PR Patent recharge (ref 14.1 / 14.3)
		OS Outside scope (ref 12.5.1)

2

ANNEX III

Specified Date	Nature of Payment	Threshold Amount
January 1, 2009	in account of management fees and patent costs June to December 2008	$100,000
February 1, 2009	in account of management fees and patent costs June to December 2008	$100,000

PARAMOUNT BIOSCIENCES, LLC
787 Seventh Avenue
48th Floor
New York, NY  10019

November 20, 2008

SLA Pharma AG
Rebgasse 2
Liestal, Switzerland
Attn: David Slagel

Dear David:

Reference is hereby made to the Exclusive License Agreement, dated as of March 23, 2007, as amended on July 24, 2008 (the “License Agreement”), between SLA Pharma AG (“SLA”) and Ventrus Biosciences, Inc. (“Ventrus”), as assignee of Paramount Biosciences, LLC (“Paramount”).  Paramount shall make a payment (the “Payment”) in an amount equal to USD$150,000 to SLA on behalf of Ventrus on the date hereof, in full satisfaction of the amounts presently owed by Ventrus to SLA that have been guaranteed by Lindsay A. Rosenwald, M.D.  At such time as (i) no cash payments are past due or have been suspended under the License Agreement, and (ii) Ventrus has paid SLA an amount of cash exceeding what is then owed under the License Agreement by at least USD$250,000, SLA shall promptly remit to Paramount an amount equal to USD$150,000.

*  *  *  *  *

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters addressed above, please indicate your acceptance and approval below.

LEGAL APPROVAL		PARAMOUNT BIOSCIENCES, LLC

		By:	/s/ Lindsay A. Rosenwald, MD
Initial:	MHD	Name: Lindsay A. Rosenwald, MD
Date:		Title: Sole Member

VENTRUS BIOSCIENCES, INC.

		By:	/s/ Thomas Rowland
Name: Thomas Rowland
Title: President & CEO

AGREED AND ACKNOWLEDGED:

SLA PHARMA AG

By:	/s/ D. Slagel
Name: D. Slagel
Title: President

2

PARAMOUNT BIOSCIENCES, LLC
8400 E Crescent Pkwy, Suite 600
Greenwood Village, CO 80111
January 22, 2009

SLA Pharma AG
Rebgasse 2
Liestal, Switzerland
Attn: David Slagel

Dear David:

Reference is hereby made to the Exclusive License Agreement, dated as of March 23, 2007, between SLA Pharma AG (“SLA”) and Ventrus Biosciences, Inc. (“Ventrus”), as assignee of Paramount Biosciences, LLC (“Paramount”), as amended by Amendment No. 1 to Exclusive License Agreement, between SLA, Ventrus, and Paramount, dated as of July 24, 2008, Amendment No. 2 to Exclusive License Agreement, between SLA, Ventrus, and Paramount, dated as of November 20, 2008, the letter agreement between Paramount, Ventrus, and SLA, dated as of October 27, 2008, and the letter agreement between Paramount, Ventrus, and SLA dated as of November 20, 2008 (taken together, including all amendments and alterations to date, the “License Agreement”).  To the extent this letter agreement is in conflict with any provision of the License Agreement, such provision of the License Agreement is hereby superseded and replaced in all respects by the content of this Letter Agreement.
Ventrus shall make a payment to SLA in the amount set forth in Exhibit A hereto immediately upon its receipt of this document countersigned by SLA, in full satisfaction of all accrued expenses to date under the License Agreement (the “2008 Balance Payment”).  In addition, Ventrus will make a payment to SLA at that time in the amount set forth in Exhibit A hereto in full satisfaction of any other Incostop and Anoheal Project payments due to SLA by Ventrus by February 15, 2009 under the License Agreement (the “Outstanding Project Payment”).  Finally, any other payments to SLA that may be required no later than February 28, 2009 under the License Agreement shall instead become due no later than May 31, 2009.
Upon the payment of the amounts in the described in the preceding paragraph, all accrued but unpaid Anoheal Project Payments and the Incostop Project Payments (each as defined the License Agreement) shall be have been paid in full to SLA as of the date hereof, and Ventrus shall continue to pay to SLA the Anoheal Project Payments and Incostop Project Payments until May 31, 2009, on a monthly basis as set forth in Exhibit A hereto (the “Remaining Project Payments”).  Thereafter, no additional Anoheal Project Payments or Incostop Project Payments shall accrue or be payable, and such ongoing or further payments as may be called for in the License Agreement shall be of no further force or effect, in the event that Ventrus chooses to return licenses to these products to SLA or to contribute these licenses to a possible joint venture to be formed among SLA and Ventrus, as described in the succeeding paragraph with the provision that Ventrus shall remain obliged to fulfil all payment obligations due but no fulfilled at the time of the return or contribution of the license unless the parties agree otherwise.
Finally, Ventrus and SLA shall discuss the terms and feasibility of a possible United-States-based joint venture to develop and/or commercialize the Patents, Know-How, Technology, Trademarks, and/or Licensed Products (each as defined in the License Agreement).
Except as specified herein, the License Agreement in full force and in good standing among Ventrus, Paramount, and SLA.
* * * * *

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters addressed above, please indicate your acceptance and approval below.

PARAMOUNT BIOSCIENCES, LLC

By:	/s/ Lindsay A. Rosenwald
Name: Lindsay A. Rosenwald, MD
Title: Sole Member

VENTRUS BIOSCIENCES, INC.

By:	/s/ Thomas Rowland
Name: Thomas Rowland
Title: President & CEO

AGREED AND ACKNOWLEDGED:

SLA PHARMA AG

By:	/s/ D. Slagel
Name: D. Slagel
Title: President

2

EXHIBIT A

Payment	Amount	Due Date
2008 Balance Payment	$612,056	upon signing
Outstanding Project Payment	$100,000	upon signing
Remaining Project Payment	$66,000	February 28, 2009
Remaining Project Payment	$83,000	March 31, 2009
Remaining Project Payment	$83,000	April 30, 2009
Remaining Project Payment	$83,000	May 31, 2009

AMENDMENT NO. 3 TO EXCLUSIVE LICENSE AGREEMENT

AMENDMENT NO. 3 TO EXCLUSIVE LICENSE AGREEMENT, dated June 1, 2009 (this “Amendment”), between S.L.A. PARMA AG (the “Licensor”), and VENTRUS BIOSCIENCES, INC. (the “Licensee”), as assignee of Paramount Biosciences, LLC (“Paramount”).

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive License Agreement, dated as of March 23, 2007, as amended by Amendment No. 1 to Exclusive License Agreement dated as of July 24, 2008, Amendment No. 2 to Exclusive License Agreement dated as of November 20, 2008, and as supplemented by those certain sideletters dated as of October 27, 2008, November 20, 2008 and January 22, 2009 (as amended, restated, supplemented or otherwise modified to date, the “License Agreement”);

WHEREAS, the parties hereto desire to further amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows:

1.           Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the License Agreement.

2.           Amendments.

(a)           Notwithstanding anything to the contrary contained in the License Agreement, the Licensee shall pay to the. Licensor US$198,201 on the date hereof, receipt of which the Licensor hereby acknowledges, and the Licensor hereby rescinds that certain termination letter, dated May 11, 2008, which was previously delivered to Licensee, and the Licensor hereby confirms and acknowledges that, subject to Licensor’s and Licensee’s continuing performance pursuant to the terms and conditions under this Agreement, the License Agreement shall be in good standing and remain in full force and effect.

(b)           Commencing July 1, 2009, and continuing until December 1, 2009 or the earlier termination of the License Agreement, Licensee shall pay Licensor $75,000 per month, in account of the cost of Anoheal development from June 2008 onward.

(c)           Notwithstanding anything to the contrary contained in the License Agreement, all Incostop and Anoheal Project payments shall accrue during the term of the License Agreement, and, subject to paragraph 2 (f) below, be payable promptly after the Licensee or Paramount BioSciences, L.L.C. consummates a financing (or series of related financings) resulting in net proceeds to it of at least US$10 million (the “Qualified Financing”).

(d)           Notwithstanding anything to the contrary contained in the License Agreement, the balance of the Maximum Anoheal Amount shall be paid quarterly (commencing for the quarter ended September 30, 2009), and Licensor shall make payments in account of the cost of Anoheal development from June 2008 onward, in accordance with Schedule A attached hereto. Consequently payments on account of Anoheal Development Costs shall be executed as described in Schedule B. The payment due for the quarterly period ended September 30, 2009 may, at the option of the Licensee, be deferred by written notice until December 31, 2009, solely in the event that the Licensee has not consummated a Qualified Financing by September 30, 2009.

(e)           Notwithstanding anything contained in Section 23.4 of the License Agreement and section 2 (f) of Amendment No. 1 to the Exclusive License Agreement to the contrary, the cure period for purposes of a material breach or material default of the License Agreement relating in its entirety to failure to pay to the Licensor any amounts due under the License Agreement (including but not limited to non-payment of moneys due pursuant to this Amendment), shall be three (3) business days from the date the notice of termination is received by the non-breaching or non-defaulting party. For the avoidance of doubt, no other cure period set forth in Section 23.4 of the License Agreement shall apply with respect to a material breach or material default by the Licensee with respect to any payments due to the Licensor. Notwithstanding anything contained in Section 23.4 of the License Agreement to the contrary the License Agreement shall end without further notice upon expiration of the 3-day cure period, if such material breach or material default has not otherwise been cured. Upon termination of the Projects pursuant to this clause, all rights to the Patents relating to Incostop Project and the Anoheal Project shall revert to the Licensor.

(f)            For so long as Licensee complies with the payment terms and conditions of this Amendment, then Licensee shall not be entitled to terminate this License Agreement for non-payment Licensor shall, however, be entitled to terminate the License Agreement without notice and with immediate effect, if the Licensee has not consummated a Qualified Financing by December 31, 2009. Furthermore, on or after September 30, 2009, Licensor shall be entitled to terminate this License Agreement with one month’s notice in the event a third party wishes to enter into a license agreement relating to Anoheal and Incostop and has entered into a binding agreement with Licensor to that end. The termination shall however not become effective if within the notice period Licensee pays all moneys invoiced and unpaid as of such notice and all unpaid Management Fees through the end of 2009.

3.           Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

4.           Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of Switzerland without regard to principles of conflicts of law.

2

5.           Dispute Resolution. All disputes arising out of or in connection with this Amendment shall be resolved by the ordinary courts of Zurich, Switzerland, without limiting the right of recourse.

6.           No Other Amendments. Except as expressly set forth herein, the License Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the License Agreement.

7.           Effectiveness. This Amendment shall become effective immediately upon the date hereof.

8.           References to the License Agreement. From and after the date hereof, all references in the License Agreement and any other documents to the License Agreement shall be deemed to be references to the License Agreement after giving effect to this Amendment.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Exclusive License Agreement as of the date first written above.

SLA PHARMA AG		VENTRUS BIOSCIENCES, INC.

By:	/s/ D. Slagel	By:	/s/ Thomas Rowland
	Name: D. SLAGEL		Name: Thomas Rowland
	Title: PRESIDENT		Title: President & CEO

PARAMOUNT BIOSCIENCES, LLC

		By:	/s/ Lindsay A. Rosenwald
Name: Lindsay A. Rosenwald, MD
Title: Sole Member

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Schedule A

Quarterly Period Ending	Payments on Account
September 30, 2009	$775,000
December 31, 2009	$775,000
March 31, 2010	$800,000

Schedule B

Date	Payments
July 1, 2009 / immediately	$75,000
August 1, 2009	$75,000
September 1, 2009	$75,000
September 30, 2009	$775,000
October 1, 2009	$75,000
November 1, 2009	$75,000
December 1, 2009	$75,000
December 31, 2009	$775,000
March 31, 2010	$800,000
Total	$2,800,000

Already paid on account of Maximum Anoheal	$1,200,000
Maximum Anoheal Amount	$4,000,000

AMENDMENT NO. 4 TO EXCLUSIVE LICENSE AGREEMENT

AMENDMENT NO. 4 TO EXCLUSIVE LICENSE AGREEMENT, dated December 18, 2009 (this “Amendment”), between S.L.A. PHARMA AG (the “Licensor”) and VENTRUS BIOSCIENCES, INC. (the “Licensee”), as assignee of Paramount Biosciences, LLC (“Paramount”).

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive License Agreement, dated as of March 23, 2007, as amended by Amendment No. 1 to Exclusive License Agreement dated as of July 24, 2008, Amendment No. 2 to Exclusive License Agreement dated as of November 20, 2008 and Amendment No. 3 to Exclusive License Agreement dated as of June 1, 2009, and as supplemented by those certain sideletters dated as of October 27, 2008, November 20, 2008, and January 22, 2009 (as amended, restated, supplemented or otherwise modified to date the “License  Agreement”);

WHEREAS, the parties hereto desire to further amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows:

1.           Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the License Agreement.

2.           Amendments.

(a)           Notwithstanding anything to the contrary contained in the License Agreement, the Licensee shall pay to the Licensor US$723,846 for recharge of patent costs (article 14.1. of the License Agreement) and Anoheal and Incostop Project Payments (article 8.2. of the License Agreement) as shown in Schedule A in two equal installments on December 31, 2009 and January 31, 2010. Given Licensee’s continuing performance pursuant to the terms and conditions under this Agreement, the License Agreement shall be in good standing and remain in full force and effect.

(b)           Commencing January 31, 2010, and continuing until June 30, 2010 or the earlier termination of the License Agreement, Licensee’s obligation to make the Incostop and Anoheal Project Payments shall be suspended for half of the amount due and Licensee shall pay Licensor $41,500 per month only, in account of the cost of Incostop and Anoheal Project payments. Commencing July 2010 Incostop and Anoheal Project payments shall revert to $83,000 per month payable on the last day of each month.

(c)           The amounts suspended pursuant to paragraph 2 b) above shall be payable promptly after the earlier of (i) June 30, 2010 and (ii) Licensee consummating a financing (or series of related financings) resulting in net proceeds to it of at least US$10 million (the “Qualified Financing”).

(d)           Notwithstanding anything to the contrary contained in the License Agreement, Licensee shall pay the balance of the Maximum Anoheal Amount (recharge of development costs pursuant to article 12.2. of the License Agreement) from January 2010 onward, in accordance with Schedule B attached hereto. In accordance therewith, Licensor shall use commercially reasonable efforts using the January 31, 2010 Schedule B payment to initiate a Phase 3 trial of diltiazem cream (VEN 307) for the relief of pain associated with anal fissures in Europe by the end of the second quarter of 2010, based on a clinical development program to be agreed upon by the Licensor and Licensee. The Licensors commitment to continue the Phase 3 study shall cease in the event of non payment by the Licensee in accordance with Schedule B.

(e)           Notwithstanding anything contained in Section 23.4 of the License Agreement and section 2 (f) of Amendment No. 1 to the Exclusive License Agreement to the contrary, the cure period for purposes of a material breach or material default of the License Agreement relating in its entirety to failure to pay to the Licensor any amounts due under the License Agreement (including but not limited to non-payment of moneys due pursuant to this Amendment), shall be three (3) business days from the date the notice of termination is received by the breaching or defaulting party. For the avoidance of doubt, no other cure period set forth in Section 23.4 of the License Agreement shall apply with respect to a material breach or material default by the Licensee with respect to any payments due to the Licensor. Notwithstanding anything contained in Section 23.4 of the License Agreement to the contrary the License Agreement shall end without further notice upon expiration of the 3-day cure period, if such material breach or material default has not otherwise been cured. Upon termination of the Projects pursuant to this clause, all rights to the Patents relating to Incostop Project and the Anoheal Project shall revert to the Licensor.

(f)            For so long as Licensee complies with the payment terms and conditions of this Amendment, then Licensor shall not be entitled to terminate this License Agreement for non-payment.  Licensor shall, however, be entitled to terminate the License Agreement without notice and with immediate effect, if the Licensee has not consummated a Qualified Financing by September 30, 2010. Furthermore, Licensor shall be entitled to terminate this License Agreement with one month’s notice in the event a third party wishes to enter into a license agreement relating to Anoheal and Incostop and has entered into a binding agreement with Licensor to that end. The termination shall however not become effective if within the one month notice period Licensee pays all moneys invoiced and unpaid as of such notice and the balance of the Maximum Anoheal Amount.

(g)           As a condition to consenting to the amendments to the License Agreement contained herein, Licensee shall issue to Licensor 25,000 shares of common stock, par value $0.001 per share. Such shares of common stock shall be issued pursuant to a stock purchase agreement substantially in the form previously executed by the parties in connection with the prior issuance of shares by Licensee to Licensor. It is understood that Article 11.2. of the License Agreement shall be applicable mutatis mutandis to the shares issued pursuant to this Amendment No 4.

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3.           Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

4.           Applicable Law. This Amendment shall he governed by and construed in accordance with the laws of Switzerland without regard to principles of conflicts of law.

5.           Dispute Resolution. All disputes arising out of or in connection with this Amendment shall be resolved by the ordinary courts of Zurich, Switzerland, without limiting the right of recourse.

6.           No Other Amendments. Except as expressly set forth herein, the License Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the License Agreement.

7.           Effectiveness. This Amendment shall become effective immediately upon the date hereof.

8.           References to the License Agreement. From and after the date hereof, all references in the License Agreement and any other documents to the License Agreement shall be deemed to be references to the License Agreement after giving effect to this Amendment.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to Exclusive License Agreement as of the date first written above.

By:	/s/ D. Slagel	By:	/s/ Thomas Rowland
	Name: D. Slagel		Name: President
	Title: PRESIDENT		Title: Thomas Rowland

PARAMOUNT BIOSCIENCES, LLC

		By:	/s/ Lindsay A. Rosenwald
Name: Lindsay A. Rosenwald, MD
Title: Sole Member

4

Schedule A

Invoice Description	Payments
May 31, 2009 – Invoice 27B Project payment	$83,000
Jun 30, 2009 – Invoice 9D Patent recharge	$32,664
Nov 30, 2009 – Invoice 10D Patent recharge	$27,182
Jun 2009 to Dec 2009 – Invoice 28B Project payments	$581,000
Total	$723,846

Schedule B

Date	Payments
January 31, 2010	$350,000
June 30, 2010	$600,000
October 31, 2010	$600,000
February 28, 2011	$800,000
Total	$2,350,000

Already paid on account of Maximum Anoheal Amount	$1,650,000
Maximum Anoheal Amount	$4,000,000

AMENDMENT NO. 5 TO EXCLUSIVE LICENSE AGREEMENT

AMENDMENT NO. 5 TO EXCLUSIVE LICENSE AGREEMENT, dated June 24, 2010 (this “Amendment”), between S.L.A. PHARMA AG (the “Licensor”) and VENTRUS BIOSCIENCES, INC. (the “Licensee”), as assignee of Paramount Biosciences, LLC (“Paramount”).

WHEREAS, the Licensor and the Licensee have entered into that certain Exclusive License Agreement, dated as of March 23, 2007, as amended by Amendment No. 1 to Exclusive License Agreement dated as of July 24, 2008, Amendment No. 2 to Exclusive License Agreement dated as of November 20, 2008, Amendment No. 3 to Exclusive License Agreement dated as of June 1, 2009, and Amendment No. 4 to Exclusive License Agreement dated as of December 18, 2009 and as supplemented by those certain sideletters dated as of October 27, 2008, November 20, 2008, and January 22, 2009 (as amended, restated, supplemented or otherwise modified to date the “License  Agreement”);

WHEREAS, the parties hereto desire to further amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows:

1.           Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the License Agreement.

2.           Amendments.

(a)           Given Licensee’s continuing performance pursuant to the terms and conditions under this Agreement, the License Agreement shall be in good standing and remain in full force and effect.

(b)           Commencing January 31, 2010, and continuing until September 30, 2010 or the earlier termination of the License Agreement, Licensee’s obligation to make the Incostop and Anoheal Project Payments shall be suspended for half of the amount due and Licensee shall pay Licensor $41,500 per month only, in account of the cost of Incostop and Anoheal Project payments. Commencing October 2010 Incostop and Anoheal Project payments shall revert to $83,000 per month payable on the last day of each month.

(c)           The amounts suspended pursuant to paragraph 2 (b) above shall be payable promptly after the earlier of (i) September 30, 2010 and (ii) Licensee consummating a financing (or series of related financings) resulting in net proceeds to it of at least US$10 million (the “Qualified Financing”).

3.           Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.

4.           Applicable Law. This Amendment shall he governed by and construed in accordance with the laws of Switzerland without regard to principles of conflicts of law.

5.           Dispute Resolution. All disputes arising out of or in connection with this Amendment shall be resolved by the ordinary courts of Zurich, Switzerland, without limiting the right of recourse.

6.           No Other Amendments. Except as expressly set forth herein, the License Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the License Agreement.

7.           Effectiveness. This Amendment shall become effective immediately upon the date hereof.

8.           References to the License Agreement. From and after the date hereof, all references in the License Agreement and any other documents to the License Agreement shall be deemed to be references to the License Agreement after giving effect to this Amendment.

* * * * *

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Exclusive License Agreement as of the date first written above.

By:	/s/ D. Slagel	By:	/s/ Russell Ellison
	Name: D. Slagel		Name: Russell Eillison, MD
	Title: PRESIDENT		Title: Chief Executive Officer

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